UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )

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Thomas Weisel Partners Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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One Montgomery Street
San Francisco, California 94104

April 11, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Thomas Weisel Partners Group, Inc. which will be held on Wednesday, May 23, 2007, at 8:00 a.m., Pacific time. The meeting will take place at our corporate headquarters at One Montgomery Street, 35th Floor, San Francisco, California 94104. At the meeting, we will:

(1)	Elect six directors to serve until our subsequent Annual Meeting.
(2)	Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2007.
(3)	Vote on a proposal to amend the Thomas Weisel Partners Group, Inc. Equity Incentive Plan.
(4)	Conduct any other business that properly comes before the meeting.

All holders of record of common stock of Thomas Weisel Partners Group, Inc. as of April 6, 2007 will be entitled to vote at our 2007 Annual Meeting of Shareholders.

Enclosed are the following for your review:

•	Notice of 2007 Annual Meeting of Shareholders and Proxy Statement
•	Proxy Card (and return envelope)
•	2006 Annual Report

Your vote is very important to us and your shares should be represented and voted, whether or not you plan to personally attend the Annual Meeting.

Sincerely,

Thomas W. Weisel
Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT.
PLEASE PROMPTLY SUBMIT YOUR PROXY BY TELEPHONE, INTERNET OR MAIL.

One Montgomery Street
San Francisco, California 94104

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

Time & Date:
Wednesday, May 23, 2007, at 8:00 a.m., Pacific time
Location:
One Montgomery Street, 35th Floor, San Francisco, California (enter at 120 Kearny Street)
Items of Business:
• Elect six directors to serve until our subsequent Annual Meeting
• Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2007
• Vote on a proposal to amend the Thomas Weisel Partners Group, Inc. Equity Incentive Plan
• Conduct any other business that properly comes before the meeting
Record Date for Voting:
April 6, 2007
Inspection of List of Shareholders of Record:
A list of the shareholders of record as of April 6, 2007 will be available for inspection during ordinary business hours at the office of our General Counsel and Secretary, One Montgomery Street, 37th Floor, San Francisco, California 94104, from May 11, 2007 to May 23, 2007, as well as at the Annual Meeting.
Additional Information:
Additional information regarding the matters to be acted on at the Annual Meeting is included in the accompanying Proxy Statement.

By Order of the Board of Directors,

Mark P. Fisher
Secretary

April 11, 2007

i

One Montgomery Street
San Francisco, California 94104

PROXY STATEMENT

2007 ANNUAL MEETING OF SHAREHOLDERS
May 23, 2007

INTRODUCTION

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Thomas Weisel Partners Group, Inc., a Delaware corporation (which we refer to as “Thomas Weisel Partners,” the “firm,” “we,” “our” or “us” and when so referring include, as applicable, our predecessor limited liability company), to be used at our 2007 Annual Meeting of Shareholders on Wednesday, May 23, 2007, at 8:00 a.m., Pacific time, and at any adjournments or postponements of the Annual Meeting. The approximate date on which this Proxy Statement and the accompanying proxy card are first being mailed to shareholders is April 18, 2007.

Holders of our Common Stock, par value $0.01 per share, as of the close of business on April 6, 2007, will be entitled to vote at the 2007 Annual Meeting. On that date, there were 25,736,135 shares of our Common Stock outstanding held by 125 stockholders of record. Each share is entitled to one vote for each matter to be voted on and a majority of shares will constitute a quorum at the Annual Meeting. We do not have cumulative voting, and there are no appraisal or dissenters’ rights associated with any of the matters we have scheduled for a vote at the Annual Meeting.

You can vote your shares by marking, signing and returning the enclosed proxy card, or you can vote through the internet or by telephone. If you properly submit your proxy by any of these methods and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign your proxy card but do not mark it to give voting instructions, your shares will be voted as follows:

•	FOR the election of our director nominees;
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors;
•	FOR the proposal to amend the Thomas Weisel Partners Group, Inc. Equity Incentive Plan; and

otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting and any adjournment or postponement thereof.

A proxy submitted through the Internet or by telephone may be revoked by (i) executing a later-dated proxy card that is received prior to 11:59 p.m., New York City time, on May 22, 2007, (ii) subsequently submitting a new proxy through the Internet or by telephone prior to 11:59 p.m., New York City time, on May 22, 2007 or (iii) attending the Annual Meeting and voting in person. A proxy submitted by proxy card may be revoked before the vote is cast by the designated proxy by (i) giving written notice to our Secretary & General Counsel at One Montgomery Street, 37th Floor, San Francisco, California 94104, (ii) subsequently submitting another proxy bearing a later date or (iii) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting will not revoke your previously submitted proxy.

If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on April 6, 2007, the record date for voting. If you hold shares in “street name,” then in order to vote at the Annual Meeting you will also need to bring a valid “legal proxy,” which you can obtain by contacting your account representative at the bank, broker or nominee through which you hold your shares.

Quorum Requirements

The holders of a majority of the outstanding shares of Common Stock on April 6, 2007, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Withheld votes, abstentions and “broker non-votes” are treated as present for quorum purposes.

Voting Requirements

Election of Directors. You may vote “for” or “withhold” with respect to any or all director nominees. The election of directors requires a plurality of the votes cast “for” the election of directors; accordingly, the six nominees receiving the highest number of votes “for” will be elected. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Ratification of the Appointment of Independent Auditors. You may vote “for,” “against” or “abstain” with respect to the ratification of the appointment of our independent auditors. A majority of the votes cast “for” or “against” ratification must be voted “for” the ratification for it to pass. An abstention is not treated as a vote “for” or “against,” and will have no effect on the outcome of the vote.

Proposal to Amend the Thomas Weisel Partners Group, Inc. Equity Incentive Plan. You may vote “for,” “against” or “abstain” with respect to the proposal to amend the Thomas Weisel Partners Group, Inc. Equity Incentive Plan. A majority of the votes cast “for” or “against” the proposed amendment must be voted “for” the proposed amendment for it to pass. An abstention is not treated as a vote “for” or “against,” and will have no effect on the outcome of the vote.

Broker Authority to Vote

Under the rules of the New York Stock Exchange, Inc. (the “NYSE”), member brokers (other than our broker-dealer subsidiary, Thomas Weisel Partners LLC) that do not receive instructions from their customers to vote may vote their customers’ shares in the brokers’ discretion on the proposals regarding the election of directors and the ratification of the appointment of independent auditors because these are “discretionary” under the NYSE rules. Because Thomas Weisel Partners LLC is affiliated with Thomas Weisel Partners Group, Inc., NYSE policy specifies that, if Thomas Weisel Partners LLC does not receive voting instructions regarding shares held by it in “street name” for its customers, it may vote these shares on these discretionary proposals only in the same proportion as all other shares of record are voted with respect to each such proposal.

Independent Election Inspector

We have retained Automatic Data Processing, Investor Communication Services to receive and tabulate the votes in connection with our Annual Meeting. We have also retained through Automatic Data Processing, an independent election inspector. The independent election inspector, Andrew M. Wilcox, will certify the election results and perform any other acts required by the Delaware General Corporation Law.

Expenses of Solicitation

We are paying for costs associated with the preparation of proxy materials and solicitation of proxies from our shareholders for the Annual Meeting. Although there are no formal agreements to do so, we will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxy materials to our shareholders and beneficial owners of our Common Stock in accordance with applicable rules. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person, by telephone, by fax or by electronic or other means of communication, but they will not receive special compensation for such activities.

Where You Can Find More Information

A copy of our 2006 Annual Report is enclosed with this Proxy Statement. In addition, we are required to file annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s internet site at http://www.sec.gov.

We maintain a public internet site at http://www.tweisel.com and make available free of charge through our internet site our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to those reports filed or furnished pursuant to the Securities Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Also posted on our website are charters for our Board of Directors’ Audit Committee, Compensation Committee and Corporate Governance and Nominations Committee, as well as our Corporate Governance Guidelines, our Code of Conduct and Ethics governing our directors, officers and employees and other related materials. The information on our website is not part of this Proxy Statement.

ISSUE ONE:
ELECTION OF DIRECTORS

Our Board of Directors presently consists of six members: Thomas W. Weisel, our Chief Executive Officer and the Chairman of our Board of Directors, Matthew R. Barger, Michael W. Brown, B. Kipling Hagopian, Timothy A. Koogle and Michael G. McCaffery. All of our directors are elected annually for a term expiring at the annual meeting of shareholders in the following year. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

Independence of Non-Employee Directors

Our Board of Directors and Corporate Governance and Nominations Committee has analyzed the independence of each nominee for the Board of Directors and has determined that each of Mr. Barger, Mr. Brown, Mr. Hagopian, Mr. Koogle and Mr. McCaffery is independent of us under both our Standards Regarding Director Independence Determinations and the applicable Nasdaq Stock Market listing standards. In addition, our Board of Directors and its Corporate Governance and Nominations Committee has determined that each member of the Audit Committee is “independent” under the SEC’s audit committee independence standards and that each member of our Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Our Standards Regarding Director Independence Determinations are available in the “Investor Relations – Corporate Governance” section of our website – http://www.tweisel.com.

In connection with the independence determinations, our Corporate Governance and Nominations Committee and the Board of Directors considered all of the relationships between each independent director and us, and in particular the following types of relationships: (i) brokerage and investment banking relationships between us and any independent director, their family members and entities any of them are affiliated with or in which they are significantly invested, (ii) relationships between us and any third-party vendor that is affiliated with any independent director or any of their family members or in which any of them are significantly invested and (iii) relationships with Deloitte & Touche LLP, our independent auditors. In addition, with respect to Mr. Brown, his service as a member of our Board of Advisors following our initial public offering was taken into consideration.

Nominees for Election as Directors

At the Annual Meeting, our shareholders will be asked to elect our six director nominees set forth below. While the Board of Directors does not anticipate that any of the nominees will be unable to stand for election as a director at the Annual Meeting, if that occurs, proxies will be voted in favor of such other person or persons who are recommended by our Corporate Governance and Nominations Committee and designated by the Board of Directors.

All of the nominees currently are members of the Board of Directors, and all of the nominees have been recommended for re-election to the Board of Directors by our Corporate Governance and Nominations Committee and approved and nominated for re-election by the Board of Directors. Set forth below is information as of March 12, 2007 regarding the nominees, which has been confirmed by each of them for inclusion in this Proxy Statement.

You may vote “for” or “withhold” with respect to any or all director nominees. The election of directors requires a plurality of the votes cast “for” the election of directors; accordingly, the six nominees receiving the highest number of votes “for” will be elected. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Thomas W. Weisel – Mr. Weisel, age 66, has served as our Chief Executive Officer since October 1998 and has been a director of Thomas Weisel Partners Group, Inc. since October 2005. Prior to founding Thomas Weisel Partners, Mr. Weisel was Chairman and Chief Executive Officer of Montgomery Securities, an investment banking and financial services firm, from 1978 until September 1998. Mr. Weisel also founded and served as President of Montgomery Sports, now known as Tailwind Sports. Mr. Weisel received a bachelor of arts degree from Stanford University and an M.B.A. from Harvard Business School.

Matthew R. Barger – Mr. Barger, age 49, has been a director of Thomas Weisel Partners Group, Inc. since February 2007. Mr. Barger is currently a Senior Advisor to Hellman & Friedman LLC, a private equity firm. Mr. Barger joined Hellman & Friedman in 1984 and has held several positions during his tenure, including that of Managing General Partner. Prior to joining Hellman & Friedman, Mr. Barger was an associate in the Corporate Finance Department of Lehman Brothers Kuhn Loeb. Mr. Barger also serves as an Advisory Board member of Artisan Partners and of Mondrian Investment Partners, both investment advisory firms. Mr. Barger holds a bachelor’s degree from Yale University and an M.B.A. from the Stanford Graduate School of Business.

Michael W. Brown – Mr. Brown, age 61, has been a director of Thomas Weisel Partners Group, Inc. since February 2007. Mr. Brown was an officer of Microsoft Corporation from December 1989 through July 1997, serving as Vice President and Chief Financial Officer from August 1994 to July 1997, as Vice President – Finance from April 1993 to August 1994 and as Treasurer from January 1990 to April 1993. Prior to joining Microsoft, Mr. Brown spent 18 years with Deloitte & Touche LLP in various positions. Mr. Brown is also a Director of EMC Corporation, a provider of information management systems, software and services, and a Director of Administaff, Inc., a professional employer organization providing services such as payroll and benefits administration. Mr. Brown is also a Director of several private companies. Mr. Brown is a past Chairman of the Nasdaq Stock Market Board of Directors and a past governor of the National Association of Securities Dealers and is a member of the University of Washington Business School Advisory Board. Mr. Brown holds a bachelor of science degree in economics from the University of Washington in Seattle.

B. Kipling Hagopian – Mr. Hagopian, age 65, has been a director of Thomas Weisel Partners Group, Inc. since January 2006 and has served as the chairman of our Corporate Governance and Nominations Committee and as a member of our Audit Committee and Compensation Committee during that time. Mr. Hagopian was a founder of Brentwood Associates, a venture capital investment company, and was a general partner of all of the funds started by Brentwood Associates from inception in 1972 until 1989. He was a General Partner of Brentwood Associates until 1996. He has been a Special Limited Partner of each of the five Brentwood funds started since 1989, and is a Special Advisory Partner to Redpoint Ventures I which is a successor to Brentwood Associates’ information technology funds. Mr. Hagopian is also Chairman and President of Segue Productions, a feature film production company, and a Managing Director of Apple Oaks Partners LLC, a private investment company which manages his own capital and the capital of one other individual. Mr. Hagopian serves on the board of directors of Maxim Integrated Products, a semiconductor company. Mr. Hagopian holds a bachelor of arts degree and an M.B.A., both from the University of California, Los Angeles.

Timothy A. Koogle – Mr. Koogle, age 55, has been a director of Thomas Weisel Partners Group, Inc. since January 2006 and has served as the chairman of our Compensation Committee and as a member of our Audit Committee and Corporate Governance and Nominations Committee during that time. In 1978, Mr. Koogle founded Phase 2, Inc., which was sold to Motorola, Inc. in 1981. Mr. Koogle served in a number of executive management positions with Motorola between 1981 and 1990. He was President of Intermec Corporation and Corporate Vice President of its parent company, Western Atlas/ Litton, a multinational technology company from 1990 to 1995. Mr. Koogle was the founding Chief Executive Officer of Yahoo! Inc. from July 1995 to May 2001 and Chairman of the Board of Directors of Yahoo! from 1999 to 2001. Mr. Koogle served as Vice Chairman and Director of Yahoo! from May 2001 to August 2003. He is currently a private venture investor engaged in the formation and growth of early stage technology companies. He is also founder and Chief Executive Officer of Serendipity Land Holdings, LLC, a private land development company, and the Managing Director of The Koogle Foundation, a private philanthropic organization focused on the education of underprivileged youth. Mr. Koogle holds a bachelor of science degree from the University of Virginia and M.S. and D. Engr. degrees in mechanical engineering from Stanford University.

Michael G. McCaffery – Mr. McCaffery, age 53, has been a director of Thomas Weisel Partners Group, Inc. since January 2006 and has served as the chairman of our Audit Committee and as a member of our Compensation Committee and Corporate Governance and Nominations Committee during that time. Mr. McCaffery was the President and Chief Executive Officer of Stanford Management Company, a division of Stanford University that manages the University’s financial and real estate assets, from September 2000 to June 2006. Prior to joining Stanford Management Company, Mr. McCaffery spent twelve years at Robertson Stephens & Company Group, L.L.C., an investment banking firm, serving as President and Chief Executive Officer from January 1993 to December 1999 and subsequently as Chairman from January 2000 to December 2000. Mr. McCaffery is a director of KB Home and a trustee of RS Investment. Mr. McCaffery serves as the Chief Executive Officer and as a director of Makena Capital LLC, an investment management firm. Mr. McCaffery received a bachelor of arts degree from Princeton University and an M.B.A. from Stanford Business School. He also holds a B.A. Honours and an M.A. as a Rhodes Scholar from Merton College at Oxford University.

There are no family relationships between any director or executive officer of Thomas Weisel Partners Group, Inc. and any other director or executive officer of Thomas Weisel Partners Group, Inc.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote FOR the election of each of Mr. Weisel, Mr. Barger, Mr. Brown, Mr. Hagopian, Mr. Koogle and Mr. McCaffery to the Board of Directors.

The Board of Directors and its Committees

Our Board of Directors held six meetings during 2006. Each of our directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which he served during 2006. Attendance at Board of Directors and committee meetings during 2006 averaged 95% for our directors as a group. We encourage our directors to attend annual meetings of shareholders and we have scheduled our 2007 second quarter Board of Directors and committee meetings to coincide with the Annual Meeting. Information about how to communicate with our Board of Directors or any member or committee of the Board of Directors is set forth herein under “Communicating with the Board of Directors”.

Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. Our Board of Directors has separately designated a standing Audit Committee, Compensation Committee and Corporate Governance and Nominations Committee, and from time to time may establish other committees to facilitate the management of our business. Our Board of Directors has established a policy that committee chairmanships should be rotated at least once every three years.

Audit Committee. Our Audit Committee is comprised of three independent directors, who currently are Mr. McCaffery, Mr. Hagopian and Mr. Koogle, in compliance with the applicable rules of The Nasdaq Stock Market. Mr. McCaffery is the Chairman of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee is “independent” under the SEC’s audit committee independence standards and that Mr. McCaffery is an audit committee financial expert within the meaning of the rules of the SEC. Our Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Our Audit Committee reviews and reports to the Board of Directors on our internal controls over financial reporting, our annual and quarterly financial statements and related reports and disclosures, significant accounting policies and practices and the performance of our internal audit function. The Audit Committee is also responsible for the engagement and oversight of our independent auditors, the scope of the audit to be undertaken by our auditors and the pre-approval of any audit and permitted non-audit services provided by such auditors. Our Audit Committee has a charter that is available in the “Investor Relations – Corporate Governance” section of our website – http://www.tweisel.com. During 2006, our Audit Committee met nine times, including six executive sessions with our independent auditors. The head of our internal audit department also reports directly to the Audit Committee and, when appropriate, participates in executive sessions with the Audit Committee.

If all of our director nominees are elected, then effective on May 23, 2007 the membership of our Audit Committee would change and thereafter the Audit Committee would consist of the following three independent directors: Mr. McCaffery (Chair), Mr. Barger and Mr. Brown.

Compensation Committee. In compliance with the applicable rules of The Nasdaq Stock Market, our Compensation Committee is comprised of three independent directors, who currently are Mr. Koogle, Mr. Hagopian and Mr. McCaffery. Mr. Koogle is the Chairman of our Compensation Committee. In addition, our Board of Directors has determined that each member of our Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

Our Compensation Committee reviews and, as it deems appropriate, recommends to the Board of Directors policies, practices and procedures relating to the compensation of our executive officers. The Compensation Committee also exercises all authority under our Equity Incentive Plan. From time to time, and in connection with the determination of bonus payments, the Compensation Committee approves an aggregate bonus or equity award pool and delegates to management the authority to allocate such aggregate amounts among individual employees other than executive officers. During 2006, our Compensation Committee met six times. Our Compensation Committee has the authority under its charter to delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. Our Compensation Committee has a charter that is available in the “Investor Relations – Corporate Governance” section of our website – http://www.tweisel.com.

Under its charter, our Compensation Committee is specifically charged with, among other things: (i) determining and approving, or recommending to the Board of Directors for determination and approval, the compensation of our Chief Executive Officer and (ii) determining and approving, or recommending to the Board of Directors for determination and approval, the compensation of our other executive officers. A further description of the process for the consideration and determination of the compensation of our executive officers, including the role of executives and compensation consultants in that process, is included in our “Compensation Discussion and Analysis” herein. Our Corporate Governance and Nominations Committee reviews and recommends to the Board of Directors the form and amounts of compensation for our non-employee directors.

Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee is or has previously been an officer or employee of Thomas Weisel Partners Group, Inc. None of our executive officers serves as a member of the board of directors or compensation committee (or body performing equivalent functions) of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

If all of our director nominees are elected, then effective on May 23, 2007 the membership of our Compensation Committee would change and thereafter the Compensation Committee would consist of the following two independent directors: Mr. Koogle (Chair) and Mr. Barger.

Corporate Governance and Nominations Committee. Our Corporate Governance and Nominations Committee is comprised of three independent directors, who currently are Mr. Hagopian, Mr. Koogle and Mr. McCaffery, in compliance with the applicable rules of The Nasdaq Stock Market. Mr. Hagopian is the Chairman of the Corporate Governance and Nominations Committee.

Our Corporate Governance and Nominations Committee identifies and recommends nominees to our Board of Directors and oversees compliance with our Corporate Governance Guidelines. During 2006, our Corporate Governance and Nominations Committee met three times. Our Corporate Governance and Nominations Committee has a charter that is available in the “Investor Relations – Corporate Governance” section of our website –  http://www.tweisel.com. In addition, our Corporate Governance Guidelines and our Standards Regarding Director Independence Determinations are also available in this section of our website.

In accordance with our Corporate Governance Guidelines, qualified candidates for membership on our Board of Directors are identified and recommended by the Corporate Governance and Nominations Committee based primarily on the following criteria:

•	Judgment, character, expertise, skills and knowledge useful to the oversight of our business;
•	Diversity of viewpoints, backgrounds, experiences and other demographics;
•	Business or other relevant experience; and
•	The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other members of the Board of Directors will build a Board of Directors that is effective, collegial and responsive to the needs of Thomas Weisel Partners Group, Inc.

Under our Corporate Governance Guidelines, the Corporate Governance and Nominations Committee will evaluate candidates for Board membership nominated by stockholders in accordance with our By-Laws in the same manner as other candidates identified by or to the Corporate Governance and Nominations Committee. Under its charter, the Corporate Governance and Nominations Committee may retain outside consultants to assist in identifying candidates; however, during 2006 no outside consultant was retained for this purpose.

A holder of our common stock may nominate an individual for election to our Board of Directors in the manner set forth in, and in accordance with the provisions of, our By-Laws and any such nominee will be given appropriate consideration by the Corporate Governance and Nominations Committee in accordance with, among other things, our

Corporate Governance Guidelines. Under Section 1.11(b) of our By-Laws, as a general matter in order for a nomination to be properly brought before the annual meeting of our shareholders to be held in 2008, notice of a nomination must be delivered to our corporate Secretary before the later of (1) ninety days prior to the date of our 2008 Annual Meeting and (2) the tenth day following the date on which we first publicly announce the date of our 2008 Annual Meeting. In any notice of nomination, the nominating shareholder must include a statement in writing setting forth (i) the name of the person or persons to be nominated, (ii) the number and class of all shares of each class of our capital stock owned of record and beneficially by the nominee, (iii) the information regarding the nominee required by paragraphs (a), (e) and (f) of Item 401 of the SEC’s Regulation S-K, (iv) the nominee’s signed consent to serve as a director if elected, (v) the nominating shareholder’s name and address and (vi) the number and class of all shares of each class of our capital stock owned of record and beneficially by the nominating shareholder. A copy of our By-Laws is included as an exhibit to our Annual Report on Form 10-K. See “Where You Can Find More Information” above.

If all of our director nominees are elected, then effective on May 23, 2007 the membership of our Corporate Governance and Nominations Committee would change and thereafter the Corporate Governance and Nominations Committee would consist of the following two independent directors: Mr. Hagopian (Chair) and Mr. Brown.

Compensation of Directors

Our policy is not to pay additional compensation for service on our Board of Directors to directors who are also our employees. Our compensation policy with respect to non-employee directors is as follows:

•	For service on our Board of Directors, each non-employee director receives an annual retainer of approximately $75,000, of which 50% or more is paid in equity awards (with the percentage above 50% to be at the election of each director). All or a portion of the equity awards may or may not be subject to vesting requirements, as determined by our Compensation Committee. For purposes of our director compensation policy, equity awards are valued in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (commonly referred to as FAS 123(R)), and related SEC guidance.
•	The chairperson of the Audit Committee receives additional annual compensation of approximately $25,000, which is paid in either cash or equity awards at his or her election.
•	Each non-employee director may be reimbursed for reasonable out-of-pocket expenses incurred in connection with their service on our Board of Directors and its committees.
•	Additional compensation may be paid to non-employee directors in connection with additional committee service, as determined by our Compensation Committee.

Compensation of non-employee directors is subject to change following the annual review of our policy by the Compensation Committee of our Board of Directors.

In 2006 payments to non-employee directors for service on our Board of Directors were made in accordance with the policy outlined above. Pursuant to this policy, in 2006 each then-serving non-employee director received $25,000 of additional compensation in connection with additional committee service and each such non-employee director elected to receive all of their 2006 director’s compensation in the form of stock options awarded under our Equity Incentive Plan. In addition, in 2006 each of our then-serving non-employee directors received a grant of 10,614 Restricted Stock Units and each of our then-serving members of our Advisory Board (the predecessor to our Board of Directors in place prior to our reorganization) received a grant of 5,307 Restricted Stock Units, in each case as part of a broad-based grant of Restricted Stock Units made to our employees, advisors and non-employee directors in connection with our initial public offering.

The following table sets forth information regarding amounts paid to non-employee directors during 2006 in addition to reimbursement for reasonable out-of-pocket expenses incurred in connection with their service on our Board of Directors and its committees. The methodology utilized in calculating the value of stock awards and option awards for the purposes of the table below is the same method utilized in calculating and reporting the expense of these awards in our consolidated financial statements included in our Annual Report on Form 10-K for 2006.

2006 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Matthew R. Barger	—	—	—	—	—
Michael W. Brown(a)	—	$23,802	—	—	$23,802
B. Kipling Hagopian(b)	$37,500	$47,604	$12,106	—	$97,210
Timothy A. Koogle(b)	$37,500	$47,604	$12,106	—	$97,210
Michael G. McCaffery(c)	$62,500	$47,604	$12,106	—	$122,210

(a)	In 2006, Mr. Brown received 5,307 Restricted Stock Units as part of a broad-based grant of Restricted Stock Units made to our employees and non-employee board members and our predecessor’s advisory board members in connection with our initial public offering. The grant date fair value of this initial public offering award to Mr. Brown, calculated in accordance with FAS 123(R), was $79,605, which is equal to the number of shares underlying the award multiplied by the initial public offering price of our common stock. These Restricted Stock Units have a three year vesting period. In accordance with FAS 123(R), but disregarding estimates of forfeitures relating to service-based conditions, the $23,802 amount reported in the table above represents the grant date fair value of the award multiplied by the portion of the vesting period that elapsed during 2006.
(b)	In 2006, Mr. Hagopian and Mr. Koogle each received 10,614 Restricted Stock Units as part of a broad-based grant of Restricted Stock Units made to our employees and non-employee board members in connection with our initial public offering. The grant date fair value of this initial public offering award to each of Mr. Hagopian and Mr. Koogle, calculated in accordance with FAS 123(R), was $159,210, which is equal to the number of shares underlying the award multiplied by the initial public offering price of our common stock. These Restricted Stock Units have a three year vesting period. In accordance with FAS 123(R), but disregarding estimates of forfeitures relating to service-based conditions, the $47,604 amount reported in the table above represents the grant date fair value of the award multiplied by the portion of the vesting period that elapsed during 2006.

In 2006, Mr. Hagopian and Mr. Koogle were entitled to receive $37,500 in cash as director’s compensation under our director compensation policy, however, each of them elected to receive options to purchase common stock with an equivalent value in lieu of this cash amount. As result, when taken together with other compensation paid to them in the form of options to purchase common stock, in 2006 Mr. Hagopian and Mr. Koogle each received 10,102 options to purchase common stock under our director compensation policy. The exercise price (or “strike price”) of each option is $22.70, the closing price of our common stock on the grant date, and each option has a 10-year term. The grant date fair value of these options, calculated in accordance with FAS 123(R) utilizing a Black-Scholes option pricing model, was $100,000. In addition to the strike price, the primary inputs into the option pricing model were: 35% volatility; 4.7% risk-free rate of return; 0% dividend yield; and 6.25 year expected life. These options have a four year vesting period. In accordance with FAS 123(R), but disregarding estimates of forfeitures relating to service-based conditions, the $12,106 amount reported in the table above represents the grant date fair value of the options awarded (other than the options awarded in lieu of cash compensation) multiplied by the portion of the vesting period that elapsed during 2006.

(c)	In 2006, Mr. McCaffery received 10,614 Restricted Stock Units as part of a broad-based grant of Restricted Stock Units made to our employees and non-employee board members in connection with our initial public offering. The grant date fair value of this initial public offering award to Mr. McCaffery, calculated in accordance with FAS 123(R), was $159,210, which is equal to the number of shares underlying the award multiplied by the initial public offering price of our common stock. These Restricted Stock Units have a three year vesting period. In accordance with FAS 123(R), but disregarding estimates of forfeitures relating to service-based conditions, the $47,604 amount reported in the table above represents the grant date fair value of the award multiplied by the portion of the vesting period that elapsed during 2006.

In 2006, Mr. McCaffery was entitled to receive $62,500 in cash as director’s compensation under our director compensation policy, however, he elected to receive options to purchase common stock with an equivalent value in lieu of this cash amount. As result, when taken together with other compensation paid to him in the form of options to purchase common stock, in 2006 Mr.McCaffery received 12,627 options to purchase common stock under our director compensation policy. The exercise price (or “strike price”) of each option is $22.70, the closing price of our common stock on the grant date, and each option has a 10-year term. The grant date fair value of these options, calculated in accordance with FAS 123(R) utilizing a Black-Scholes option pricing model, was $125,000. In addition to the strike price, the primary inputs into the option pricing model were: 35% volatility; 4.7% risk-free rate of return; 0% dividend yield; and 6.25 year expected life. These options have a four year vesting period. In accordance with FAS 123(R), but disregarding estimates of forfeitures relating to service-based conditions, the $12,106 amount reported in the table above represents the grant date fair value of the options awarded (other than the options awarded in lieu of cash compensation) multiplied by the portion of the vesting period that elapsed during 2006.

Executive Compensation

The following table sets forth information regarding the compensation paid for service during our fiscal year ended December 31, 2006 to our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers who were serving as executive officers on December 31, 2006. These officers are collectively referred to as our “named executive officers” in this proxy statement. In addition, we have provided information regarding interest paid to these officers on partner’s capital and the participation of these individuals in the operating proceeds of Thomas Weisel Partners Group LLC (the predecessor to Thomas Weisel Partners Group, Inc.) during our fiscal year ended December 31, 2006. As further described herein, two of our named executive officers for 2006, Timothy J. Heekin and Robert K. West, were employees as of December 31, 2006 but now are not our employees.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (a)	Stock Awards (b)	All Other Compensation (c)	Interest Paid on Partner’s Capital and Participation in Operating Proceeds of Thomas Weisel Partners Group LLC (d)	Total
Thomas W. Weisel, Chairman and Chief Executive Officer	2006	$200,000	—	—	$20,599	$29,099	$249,698
Robert W. Kitts, Co-Director of Investment Banking	2006	$220,454	$570,000	—	$23,096	$6,542	$820,092
Timothy J. Heekin, Former Co-Director of Trading (during 2006)	2006	$200,000	$275,000	—	$269,349	$9,836	$754,185
Anthony V. Stais, Director of Trading	2006	$200,000	$600,000	—	$20,084	$3,996	$824,080
Robert K. West, Former Chief Financial Officer (during 2006)	2006	$200,000	$235,000	$114,547	$8,079	$—	$557,626

(a)	All or a portion of the 2006 bonus was paid in February 2007 pursuant to, in the case of each named executive officer other than Mr. West, our Bonus Plan.
(b)	We did not grant stock or option awards prior to 2006 because in February 2006 we converted from a limited liability company to a corporation. The only stock award granted in 2006 to a named executive officer was in the form of Restricted Stock Units granted to Mr. West in connection with our initial public offering pursuant to our Equity Incentive Plan and were subject to a three year vesting period. The grant date fair value of this initial public offering award to Mr. West, calculated in accordance with FAS 123(R), was $383,100, which is equal to the number of shares underlying the award multiplied by the initial public offering price of our common stock. In accordance with FAS 123(R), but disregarding estimates of forfeitures relating to service-based conditions, the $114,547 amount reported in the table above represents the grant date fair value of the award multiplied by the portion of the vesting period that elapsed during 2006.

In February 2007, at the same time we paid our 2006 bonuses, we made retention-based stock awards in the form of Restricted Stock Units granted pursuant to our Equity Incentive Plan, including to each of the named executive officers listed above other than Mr. Heekin and Mr. West. These retention-based stock awards will be earned over a four-year service period beginning in February 2007 and have not been included in this table.

(c)	Amounts for 2006 include (i) term life insurance premium, (ii) personal umbrella liability insurance premium, (iii) medical, dental and vision plan premiums and (iv) long-term/short-term disability insurance premiums of: Mr. Weisel – $60, $2,600, $15,559 and $880; Mr. Kitts – $60, $1,350, $10,820, $1,366; Mr. Heekin – $60, $1,350, $15,559 and $880; Mr. Stais – $60, $1,350, $15,559 and $1,320; and Mr. West – $60, $0, $8,019 and $0. In addition, for 2006 includes tax preparation costs paid for by the firm of: Mr. Weisel – $1,500; Mr. Kitts – $1,500; Mr. Heekin – $1,500 and Mr. Stais – $1,795. Also, for 2006 includes in respect of Mr. Kitts parking costs paid for by the firm of approximately $8,000.

As of January 1, 2007, Mr. Heekin was no longer an employee of ours. All other compensation for Mr. Heekin in 2006 also includes a payment made to him in connection with his departure of $250,000. In connection with his departure Mr. Heekin entered into a consulting arrangement with us pursuant to which he has agreed to provide consulting services as an independent contractor to us during the first six months of 2007 in exchange for a consulting fee of $12,500 per month. Because the consulting fee relates to services to be provided in 2007, it is not included within the table above, although substantially all of the consulting fee was expensed by us in 2006. As of April 2, 2007, Mr. West was no longer an employee of ours. In connection with his departure, Mr. West received a lump sum payment of $387,500 which is not reflected in the table above because it was not compensation paid in or in respect of 2006.

(d)	Amounts for 2006 represent interest paid to named executive officers on partner’s capital: Mr. Weisel – $29,099; Mr. Kitts – $6,542; Mr. Heekin – $9,836; and Mr. Stais – $3,996.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards made during 2006 to our named executive officers. In 2006, the only named executive officer who received a plan-based award was Robert K. West, our former Chief Financial Officer during 2006. This grant was a part of the broad-based grant of Restricted Stock Units made to our employees in connection with our initial public offering.

2006 Grants of Plan-Based Awards

Name	Grant Date	Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: No. of Shares of Stock or Units	All Other Option Awards: No. of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Robert K. West	2/1/06	1/27/06(a)	—	—	25,540(b)	—	—	$383,100

(a)	Restricted Stock Units granted on February 1, 2006 were approved by the Compensation Committee on January 27, 2006 in connection with the consummation of our initial public offering in February 2006.
(b)	All stock awards granted in 2006 to Mr. West were in the form of Restricted Stock Units granted pursuant to our Equity Incentive Plan. The terms of these Restricted Stock Units provided for vesting on a pro-rata basis over a three-year service period beginning on the grant date, subject to continued employment on the relevant vesting date, and provided for delivery of the underlying shares, in each case, on the second anniversary of vesting. As noted above, as of April 2, 2007, Mr. West was no longer employed by us and, as a result, 17,026 of the 25,540 Restricted Stock Units previously granted to Mr. West were forfeited by him in connection with his departure.

Outstanding Equity Awards

The following table sets forth information regarding unexercised options, stock that has not vested and equity incentive plan awards for each of our named executive officers outstanding as of December 31, 2006. As of December 31, 2006 the only named executive officer who had unexercised options, stock that has not vested or equity incentive plan awards outstanding was Robert K. West, our Chief Financial Officer during 2006.

Outstanding Equity Awards at December 31, 2006

		Stock Awards
Name	Option Awards	No. of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards
Robert K. West	—	25,540(a)	$538,894	—

(a)	All outstanding equity awards held by Mr. West at December 31, 2006 were in the form of Restricted Stock Units granted pursuant to our Equity Incentive Plan. The terms of these Restricted Stock Units provided for vesting on a pro-rata basis over a three-year service period beginning on the grant date, subject to continued employment on the relevant vesting date, and provided for delivery of the underlying shares, in each case, on the second anniversary of vesting. Accordingly, one third (or 8,514) of these Restricted Stock Units vested in February 2007. As noted above, as of April 2, 2007, Mr. West was no longer employed by us and, as a result, two-thirds (or 17,026) of the 25,540 Restricted Stock Units previously granted to Mr. West were forfeited by him in connection with his departure.

Option Exercises and Stock Vested

During 2006 none of our named executive officers exercised stock options or similar instruments in respect of our common stock or transferred any award of any of the foregoing for value. Furthermore, during 2006 none of our named executive officers experienced any vesting of shares of our common stock, Restricted Stock Units or similar instruments and none of them transferred any award of any of the forgoing for value.

Pension Benefits

We do not maintain any plan that provides for payments or other benefits at, following or in connection with the retirement of any of our named executive officers.

Non-Qualified Deferred Compensation

We do not maintain any defined contribution or other plan for any of our named executive officers that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change-in-Control

We have entered into an employment agreement with Thomas W. Weisel, our Chairman and Chief Executive Officer, which provides for certain payments and benefits in connection with any termination of Mr. Weisel’s employment. A copy of the employment agreement with Mr. Weisel is attached as an exhibit to our 2006 Annual Report on Form 10-K. See “Where You Can Find More Information” above. Under the agreement, Mr. Weisel is employed for an initial employment term (ending on December 31, 2009) and, in the absence of a termination of the agreement or of Mr. Weisel’s employment, for subsequent two-year employment terms thereafter. Either we or Mr. Weisel may terminate his employment with us at any time for any reason, or for no reason, subject to 90 days’ advance written notice in most cases.

Termination by Us Without Cause or by Mr. Weisel for Good Reason. If Mr. Weisel’s employment is terminated by us without “Cause” or by Mr. Weisel for “Good Reason” (each as defined in his employment agreement), Mr. Weisel will be entitled to receive a lump sum payment from us equal to the sum of the following amounts (which, in each case, we have estimated as if Mr. Weisel had been terminated as of December 31, 2006):

•	Remaining base salary from the date of termination through the scheduled end of the then-existing employment term, payment for any accrued but unused vacation days, any unpaid expense reimbursements and any other vested or accrued but unpaid compensation and benefits. We estimate that if Mr. Weisel had been terminated as of December 31, 2006, this amount would be approximately $600,000.
•	A bonus payment at least equal to the average of his bonus amounts for the three fiscal years ending before the termination notice is given, together with a pro-rated bonus for any portion of the then-existing employment period served (with Mr. Weisel’s bonus for each of the 2004 and 2005 fiscal years deemed to be $1,000,000). We estimate that if Mr. Weisel had been terminated as of December 31, 2006, this amount would have been approximately $1,230,000.

Payment by us of the above amounts would be subject to the condition that Mr. Weisel execute and deliver to us a release of claims that released us, our affiliates, and each of our members (and any of their respective past or present officers, directors, employees or agents) from any and all liabilities to Mr. Weisel.

In addition, if Mr. Weisel’s employment is terminated by us without “Cause” or by Mr. Weisel for “Good Reason,” Mr. Weisel would be entitled to (i) full vesting of all outstanding stock options, restricted stock units and other equity-based awards, with stock options remaining exercisable for a period of 12 months after the end of his employment (or, if earlier, until they would have expired but for his termination) and (ii) continued participation for himself, his spouse and his dependants in our employee benefit and welfare plans for 24 months following the date of termination. We estimate that if Mr. Weisel had been terminated as of December 31, 2006, the value of these entitlements would have been approximately $50,000, all of which is attributable to the estimated cost of providing the employee benefit and welfare plans for a 24-month period.

Termination by Us for Cause, by Mr. Weisel Without Good Reason or Due to Death or Disability. If Mr. Weisel’s employment is terminated by us for “Cause” or by Mr. Weisel without “Good Reason” or if his employment terminates as a result of his death or disability, Mr. Weisel will be entitled to receive his remaining base salary from the date of termination through the scheduled end of the then-existing employment term, as well as payment for any accrued but unused vacation days, any unpaid expense reimbursements and any other vested or accrued but unpaid compensation and benefits. We estimate that if Mr. Weisel had been terminated as of December 31, 2006, this amount would have been approximately $600,000.

Other than as described above with respect to Mr. Weisel, none of our named executive officers is a party to any contract, agreement, plan or arrangement, whether written or unwritten, that provides for any payment to such officer at, following or in connection with any termination of such officer or in connection with a change in control of Thomas Weisel Partners Group, Inc., other than that under certain circumstances outstanding equity awards granted under our Equity Incentive Plan will become fully vested, exercisable and payable in connection with a change in control.

Compensation Discussion and Analysis

This compensation discussion and analysis relates to the compensation paid to or earned by the executive officers listed below for their 2006 service. These executive officers consist of our principal executive officer, our principal financial officer and our other three most highly compensated executive officers who were serving as executive officers on December 31, 2006. As noted above, these officers are collectively referred to as our “named executive officers” in this proxy statement.

•	Thomas W. Weisel, our Chairman and Chief Executive Officer
•	Robert W. Kitts, our Co-Director of Investment Banking
•	Timothy J. Heekin, our former Co-Director of Trading during 2006
•	Anthony V. Stais, our Director of Trading
•	Robert K. West, our former Chief Financial Officer during 2006

This compensation discussion and analysis describes all of the material elements of our compensation of our named executive officers for their 2006 services and includes, as it relates to our named executive officers, a discussion of (i) the objectives of our compensation policies and practices and what they are designed to reward, (ii) each element of 2006 compensation and why we utilize that element, (iii) how we determine the amount of each compensation element and (iv) how each compensation element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements.

What are the objectives of our compensation policies and practices for our named executive officers? What are they designed to reward?

Our compensation policies and practices for named executive officers are intended to:

•	Incentivize and reward the achievement of financial and operational performance, while taking into account the risks associated therewith;
•	Align the interests of our named executive officers and those of our shareholders; and

•	Assist in retaining the employment of our named executive officers.

In addition, where applicable, our compensation practices take into account factors other than financial returns and risks, such as adherence to our Code of Conduct and Ethics and other employee policies.

What are the elements of 2006 compensation for our named executive officers? Why do we use these elements?

In 2006 there were four elements of compensation for our named executive officers:

•	Base Salary
•	Mid-Year Retention Bonus
•	Year-End Bonus
•	Other Awards and Amounts

Base Salary. In 2006 all of our named executive officers received an annual salary payable in equal installments on a semi-monthly basis

Mid-Year Retention Bonus. In July 2006 we paid our named executive officers a mid-year cash retention bonus for service during the first half of 2006. We determined the amount of each named executive officer’s mid-year retention bonus at the beginning of 2006 based primarily on 2005 performance and at that time informed each named executive officer of the determined amount, but conditioned payment of the bonus on the officer’s continued employment with us through the payment date. In this manner, our 2006 mid-year retention bonuses to named executive officers were intended to act as a device for retaining these officers within our employment and rewarding them for service in the first half of 2006.

Year-End Bonus. In February 2007 we paid our named executive officers a year-end bonus with respect to their 2006 service. We determined the amount of each named executive officer’s year-end bonus at the beginning of 2007 based on 2006 performance. Our 2006 year-end bonuses to named executive officers were intended to reward 2006 performance.

Other Awards and Amounts. We provided benefits to our named executive officers, which included paying certain term life insurance premiums, personal umbrella liability insurance premiums, medical, dental and vision plan premiums and long-term/short-term disability insurance premiums. In addition, because the firm was organized as a limited liability company (and treated as a partnership for tax purposes) prior to our initial public offering, we paid for the cost of preparing the partners tax returns.

In addition to the benefits and perquisites described in the paragraph above, in February 2006 in connection with our initial public offering and as part of a broad-based grant of Restricted Stock Units to officers and employees, we made a grant of 25,540 Restricted Stock Units to Robert K. West, our former Chief Financial Officer during 2006. Our grants of Restricted Stock Units in connection with our initial public offering, including the grant to Mr. West, were intended to align the recipients’ interests with those of our shareholders and to act as a device for retaining recipients within our employment during the vesting period. As noted above, as of April 2, 2007, Mr. West was no longer employed by us and, as a result, 17,026 of the 25,540 Restricted Stock Units granted to Mr. West were forfeited by him in connection with his departure.

In addition, for the portion of 2006 prior to our initial public offering we were organized as a limited liability company and each of our named executive officers (other than Robert K. West) held Class A Shares in such limited liability company and received certain amounts during 2006 in respect thereof that are included as compensation expense in our consolidated financial statements.

As noted above, in the fourth quarter of 2006 we also made a payment made to Timothy J. Heekin of $250,000 in connection with his departure from the firm. At the same time we entered into a consulting arrangement with him pursuant to which he has agreed to provide consulting services as an independent contractor to us during 2007, although substantially all of the consulting fee was expensed by us in 2006.

How do we determine the amount of each compensation element for our named executive officers?

Base Salary. As a general matter we pay a $200,000 annual salary to each of our executive officers. Each of our named executive officers (other than Robert K. West) is a party to an employment agreement with us specifying a

$200,000 annual base salary for 2006 and in 2006 Mr. West also received an annual base salary of $200,000. Our practice has been, and continues to be, that with respect to our Chief Executive Officer and other executives, salary should generally constitute only a moderate portion of overall compensation, while performance-based bonuses should generally constitute the most significant portion of annual compensation.

Mid-Year Retention Bonus. In July 2006 we paid our named executive officers a mid-year cash retention bonus. We determined the amount of the mid-year retention bonus at the beginning of 2006 based on 2005 performance. As a general matter, it has been our practice to establish mid-year retention bonus amounts based on the prior year’s year-end bonus. With respect to our named executive officers this is the methodology that was utilized to determine the amount of 2006 mid-year retention bonuses.

Year-End Bonus. In connection with our initial public offering, we indicated that we intend to maintain our aggregate compensation and benefits expense (excluding expense relating to equity awards made in connection with our initial public offering), within the range of 55% to 58% of our net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities), although we retained the ability to change this rate in the future. This compensation policy was the most significant factor in determining the aggregate amount of the year-end bonuses we paid to our employees, including our named executive officers, with respect to service in 2006.

Throughout 2006 we accrued for compensation and benefits expense in 2006 in accordance with GAAP and in a manner consistent with maintaining aggregate compensation and benefits expense (excluding expense relating to equity awards made in connection with our initial public offering) at 55% of our net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities). Based on adherence to this policy at the 55% level, the aggregate amount available for 2006 compensation and benefits expense was approximately $145.2 million. Certain compensation and benefits expense is not subject to a year-end discretionary determination, for example:

•	base salary amounts agreed at the beginning of the year and paid throughout the course of the year;
•	mid-year retention bonuses established at the beginning of the year and paid during the year;
•	formula- and commission-based amounts agreed at the beginning of the year;
•	guaranteed compensation amounts agreed to in connection with hiring or retaining specified individuals;
•	discretionary compensation amounts paid during 2006 which, as a result, were non-discretionary as of the end of the year;
•	equity award expense for equity awards granted prior to the end of the year; and
•	benefits expense.

As a result, based on adherence to our policy at the 55% level, and taking into account aggregate amounts attributable to year-end non-discretionary amounts, the aggregate amount available for discretionary 2006 year-end bonus payments for all officers and employees was approximately $22.1 million. This aggregate amount is one of the significant factors that impacts the amount of year-end bonus we determine to pay to our named executive officers. With respect to our named executive officers, in 2006 the only year-end non-discretionary compensation and benefits expenses were (i) base salary expense, (ii) mid-year retention bonus payments, (iii) equity award expense and (iv) benefits expense.

In addition to the aggregate amount available for discretionary 2006 year-end bonus payments, we take several other factors into consideration in determining the amount of discretionary year-end bonus payments to each of our professionals, including our named executive officers. Our compensation consultants, MGMC, Inc., prepared for our management and our Compensation Committee analysis of compensation practices at both “bulge bracket” and “boutique” competitors of ours. This analysis assists management and our Compensation Committee in understanding the competitive marketplace for the talent that we believe is critical for our success. In addition, we prepare various other analyses to assist in evaluating the productivity of firm departments and individual employees and their contribution to our results of operations.

With respect to our named executive officers, our Compensation Committee undertakes additional analysis in determining year-end bonus amounts. With respect to each of the members of our executive committee, which includes all of our named executive officers other than Mr. West, our compensation consultant, MGMC, Inc., developed an analysis of compensation of comparable executives at competitor firms. In addition, with respect to our Chief Executive Officer, during 2006 our Compensation Committee together with management and our compensation consultant, developed a set of financial and non-financial metrics to utilize in evaluating his 2006 performance. The financial metrics included: net revenue, pre-tax income and total shareholder return. The non-financial metrics included: strategic goals, resource management, growth and maintenance of our brand, vision and culture and certain tactical matters. Also, competitive practices with respect to the percentage of compensation paid in the form of equity awards and the terms of those equity grants were taken into account. Finally, the history of our firm as a partnership and the integrated nature of all of our business activities were taken into account.

As described above, our management and our Compensation Committee have each utilized the services of MGMC, Inc. as a compensation consultant. MGMC, Inc. is a management consulting firm focused on providing global advisory and data services to the financial services industry and their professionals are experienced in acting as outside consults to financial services firms and also have in-house experience with various financial services firms. Our decision and our Compensation Committee’s decision to utilize MGMC, Inc. in 2006 were each based on MGMC’s experience and expertise as well as the experience of our management in utilizing MGMC’s services in the past.

Other Awards and Amounts. We have historically provided a benefit to certain executive officers, including our named executive officers, of paying certain term life insurance premiums, personal umbrella liability insurance premiums, medical, dental and vision plan premiums and long-term/short-term disability insurance premiums. In 2006 we continued this practice, as we believe that these are customary benefits provided to senior officers of companies like ours. In addition, because the firm was organized as a limited liability company (and treated as a partnership for tax purposes) prior to our initial public offering, we historically paid for the cost of preparing the partners tax returns because we believe this is common practice. The amount of compensation provided in the form of these benefits and perquisites is determined based on the cost thereof.

In addition to the benefits and perquisites described in the paragraph above, in February 2006 in connection with our initial public offering and as part of a broad-based grant of Restricted Stock Units to officers and employees, we made a grant of 25,540 Restricted Stock Units to Robert K. West, our Chief Financial Officer. The number of Restricted Stock Units granted to officers and employees in connection with our initial public offering, including the number of Restricted Stock Units granted to Mr. West, was determined on a discretionary basis, including, in some cases, a consideration of such officer’s or employee’s title, role and tenure with our firm. As noted above, as of April 2, 2007, Mr. West was no longer employed by us and, as a result, 17,026 of the 25,540 Restricted Stock Units previously granted to Mr. West were forfeited by him in connection with his departure.

As noted above, for the portion of 2006 prior to our initial public offering we were organized as a limited liability company and each of our named executive officers (other than Robert K. West) held Class A Shares in such limited liability company and received certain amounts in respect thereof that are included as compensation expense in our consolidated financial statements. Under the terms of these Class A Shares, each holder thereof was entitled to receive a variable interest guaranteed return on unreturned capital. Such return was paid at the prime rate for the period starting on January 1, 2006 and ending upon the consummation of our initial public offering in February 2006.

As noted above, in the fourth quarter of 2006 we also made a payment made to Timothy J. Heekin, our former Co-Director of Trading during 2006, of $250,000 in connection with his departure from the firm. The amount of this payment was determined on a discretionary basis and was based in part on the fact that Mr. Heekin would not receive a year-end bonus for 2006 and Mr. Heekin’s contributions to the firm during 2006.

How does each compensation element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements?

Base Salary. Our decision to maintain base salaries for our named executive officers at $200,000 per annum fits into our overall compensation objectives because it results in bonus payments being the majority of annual compensation paid to each named executive officer. This has the effect of making most of the annual compensation paid to named executive officers highly dependent on the factors that we utilize in determining mid-year retention bonuses and year-end bonuses, such as our overall financial and operational performance.

Mid-Year Retention Bonus. As noted above, the most significant features of our mid-year retention bonuses in 2006 are that (i) we determined the amount of the mid-year retention bonus at the beginning of 2006 based on 2005 performance and (ii) we conditioned payment of the bonus on the officer’s continued employment with us through the payment date in July 2006. As a result, our mid-year retention bonuses were intended to both be an incentive and reward for achieving financial and operational performance and a device for retaining these officers within our employment. As described above, as a general matter, it has been our practice to establish mid-year retention bonus amounts based on (and in many cases, equal to) the prior year’s year-end bonus and, therefore, determinations made regarding the preceding year-end bonus affect the determination of mid-year retention bonuses.

Year-End Bonus. As described above, numerous factors affect our decisions regarding year-end bonuses. The most significant factors, however, are our financial performance and the compensation practices of our competitors. As a result, our decisions regarding year-end bonuses fit into our overall compensation objectives by being an incentive and reward for achieving financial and operational performance and by aligning the interests of our named executive officers with those of our shareholders.

Other Awards and Amounts. As described above, in 2006 we made a grant of Restricted Stock Units to Robert K. West, our Chief Financial Officer, which was intended, among other things, as both a mechanism for aligning his interests with those of our shareholders and for retaining his future services, both of which are elements of our compensation objectives. Also as noted above, we made a payment to Timothy J. Heekin, our former Co-Director of Trading during 2006, of $250,000 in connection with his departure from the firm.

In addition, in connection with our initial public offering in February 2006, each of our other named executive officers received shares of common stock in exchange for his membership interests in Thomas Weisel Partners Group LLC, subject to certain restrictions on transfer and resale which are described under “Certain Relationships and Related Transactions-Partners’ Equity Agreement”. Although these shares of common stock were not compensation payments, the ownership of these shares by our named executive officers does further our objective of aligning the interests of our named executive officers and those of our shareholders.

What other actions were taken after the end of 2006 that are relevant to an understanding of the compensation of our named executive officers in 2006?

In February 2007, at the same time we paid our 2006 bonuses, we made retention-based stock awards in the form of Restricted Stock Units granted pursuant to our Equity Incentive Plan, including to each of the named executive officers listed above other than Mr. Heekin and Mr. West. These retention-based awards will be earned over a four-year service period beginning in February 2007. In particular, as part of this February 2007 grant: Mr. Weisel received 51,870 Restricted Stock Units with a grant date fair value calculated in accordance with FAS 123(R) of $965,301; Mr. Kitts received 31,122 Restricted Stock Units with a grant date fair value calculated in accordance with FAS 123(R) of $579,180; and Mr. Stais received 31,122 Restricted Stock Units with a grant date fair value calculated in accordance with FAS 123(R) of $579,180. Our compensation expense for the year ended December 31, 2006 does not include any expense related to these February 2007 grants of Restricted Stock Units, however, the amount of these awards was based in large part on our performance during 2006.

Compensation Committee Report

During March and April 2007, (i) the members of the Compensation Committee reviewed and had the opportunity to discuss with management the Compensation Discussion and Analysis set forth above and (ii) following and based thereon, the Compensation Committee unanimously recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee: Mr. Koogle (Chairman), Mr. McCaffery and Mr. Hagopian.

Audit Committee Report

At its meeting on March 12, 2007, the Audit Committee (i) reviewed and discussed our 2006 consolidated financial statements with our management, (ii) discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and (iii) discussed with Deloitte & Touche LLP its independence (and subsequently received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1). Based on the foregoing, at its March 12, 2007 meeting, the Audit Committee unanimously recommended to the Board of Directors that the 2006 audited consolidated financial statements be included in our 2006 Annual Report on Form 10-K as filed with the SEC.

Members of the Audit Committee: Mr. McCaffery (Chairman), Mr. Koogle and Mr. Hagopian.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of April 10, 2007 (unless otherwise indicated) certain information regarding the beneficial ownership of our common stock. In accordance with the rules of the SEC, “beneficial ownership” includes voting or investment power with respect to securities. Unless otherwise indicated, the address for each person listed below is: c/o Thomas Weisel Partners Group, Inc., One Montgomery Street, San Francisco, California 94104. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Shares of Common Stock Beneficially Owned(a)
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers:
Thomas W. Weisel(b)	2,386,563	9.3%
Robert W. Kitts(c)	414,188	1.6%
Timothy J. Heekin(d)	471,221	1.8%
Anthony V. Stais(e)	207,094	*
Robert K. West(f)	8,514	*
Matthew R. Barger	0	*
Michael W. Brown(g)	1,769	*
B. Kipling Hagopian(h)	16,478	*
Timothy A. Koogle(i)	6,064	*
Michael G. McCaffery(j)	6,695	*
All Directors and Executive Officers as a Group (15 persons)(k)	4,514,814	17.5%
Significant Stockholders:
FMR Corp.(l)	2,913,785	11.3%
Nomura America Investment, Inc.(m)	1,332,640	5.1%

*	Less than 1% of the outstanding shares of common stock.
(a)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of the date of determination.

In light of the nature of fully vested Restricted Stock Units (“RSUs”) and fully vested options to acquire common stock (“Options”), we have also included in this table shares of common stock underlying fully vested but undelivered RSUs and fully vested but unexercised Options. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or groups of persons has the right to acquire within 60 days (as well as the shares of common stock underlying fully vested but undelivered RSUs and fully vested but unexercised Options) are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

The shares of common stock underlying fully vested but not yet delivered RSUs included in the table are as follows: Mr. West – 8,514, Mr. Brown – 1,769, Mr. Hagopian – 3,538, Mr. Koogle – 3,538, Mr. McCaffery – 3,538 and all Directors and Executive Officers as a group – 30,896.

The shares of common stock underlying fully vested but unexercised Options included in the table are as follows: Mr. Hagopian – 2,526, Mr. Koogle – 2,526, Mr. McCaffery – 3,157 and all Directors and Executive Officers as a group – 8,209.

Each of the executive officers listed above or included in all Directors and Executive Officers as a Group, other than Stephen J. Buell, Mark P. Fisher and Robert K. West, has entered into a pledge agreement with us that will secure the liquidated damages provisions in the Partners’ Equity Agreement each of them entered into with us at the time of our initial public offering by a pledge of 50% of the shares of our common stock owned by him (including through indirect ownership and ownership through affiliated entities) at the time of the completion of our initial public offering on February 7, 2006. See “Certain Relationships and Related Transactions – Pledge Agreements” below for further information. In addition, each of these executives has agreed not to pledge shares of our common stock owned by them to any party other than us (commonly referred to as a “negative pledge”).

(b)	Mr. Weisel’s beneficial ownership includes (i) 1,531,633 shares of common stock owned by him directly (a portion of which are pledged to Thomas Weisel Partners Group, Inc. as security for certain obligations under his employment agreement), (ii) 765,816 shares of common stock owned by Ross Investments Inc., an entity wholly owned by him (a portion of which are pledged to Thomas Weisel Partners Group, Inc. as security for certain obligations under his employment agreement), (iii) 89,114 shares of common stock as to which he disclaims beneficial ownership and which are owned by his wife, as trustee for immediate family members of Mr. Weisel.

Adult children of Mr. Weisel own 422,515 shares, which shares are not reflected in the table and as to which he disclaims beneficial ownership. Mr. Weisel also holds 51,870 unvested RSUs, ownership of which is not reflected in the table.

(c)	A portion of the shares of common stock held by Mr. Kitts are pledged to Thomas Weisel Partners Group, Inc. as security for certain obligations under his employment agreement. Mr. Kitts also holds 31,122 unvested RSUs, ownership of which is not reflected in the table.
(d)	As of January 1, 2007, Mr. Heekin was no longer an employee of the firm.
(e)	A portion of the shares of common stock held by Mr. Stais are pledged to Thomas Weisel Partners Group, Inc. as security for certain obligations under his employment agreement. Mr. Stais also holds 31,122 unvested RSUs, ownership of which is not reflected in the table.
(f)	As of April 2, 2007, Mr. West was no longer employed by us. David A. Baylor, an executive officer whose share ownership is included in the table above within “All Directors and Executive Officers as a Group”, succeeded to the position of Chief Financial Officer upon Mr. West’s departure. As of April 10, 2007, Mr. Baylor’s beneficial ownership of our common stock includes 187,276 shares of common stock. In addition, as of April 10, 2007, Mr. Baylor also holds 31,122 unvested RSUs, ownership of which is not reflected in the table. Mr. Baylor has entered into a pledge agreement with us that will secure the liquidated damages provisions in the Partners’ Equity Agreement he entered into with us at the time of our initial public offering by a pledge of 50% of the shares of our common stock owned by him (including through indirect ownership and ownership through affiliated entities) at the time of the completion of our initial public offering on February 7, 2006.
(g)	Mr. Brown also holds 3,538 unvested RSUs, ownership of which is not reflected in the table.
(h)	Mr. Hagopian’s beneficial ownership includes (i) 3,538 shares of common stock underlying fully vested but not yet delivered RSUs, (ii) 2,526 fully vested but unexercised Options and (iii) 10,414 shares of common stock held by he and his wife as trustees of The Hagopian Family Trust. Mr. Hagopian also holds 7,076 unvested RSUs and 7,576 unvested Options, ownership of which is not reflected in the table.
(i)	Mr. Koogle’s beneficial ownership includes (i) 3,538 shares of common stock underlying fully vested but not yet delivered RSUs and (ii) 2,526 fully vested but unexercised Options. Mr. Koogle also holds 7,076 unvested RSUs and 7,576 unvested Options, ownership of which is not reflected in the table.
(j)	Mr. McCaffery’s beneficial ownership includes (i) 3,538 shares of common stock underlying fully vested but not yet delivered RSUs and (ii) 3,157 fully vested but unexercised Options. Mr. McCaffery also holds 7,076 unvested RSUs and 9,470 unvested Options, ownership of which is not reflected in the table.
(k)	In the aggregate, Directors and Executive Officers as a group also hold 327,616 unvested RSUs and 24,622 unvested Options, ownership of which is not reflected in the table.
(l)	The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. Information as to beneficial ownership by FMR Corp. and its affiliates and its address is as of February 14, 2007 and is based solely on filings made by FMR Corp. and Edward C. Johnson 3rd with the SEC under Section 13(d) and Section 13(g) of the

Securities Exchange Act of 1934, as amended. According to these filings, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., and Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR Corp., beneficially own an aggregate of 2,913,785 shares of our common stock and as a result of Fidelity Management & Research Company acting as an investment advisor to various investment companies, the sole power to vote or direct the vote of shares attributable to Fidelity Management & Research Company resides with the Boards of Trustees of the various Fidelity funds. According to these filings, none of the accounts over which FMR has complete investment discretion contains more than 5% of our outstanding shares.

(m)	Includes up to 486,486 shares of common stock that may be acquired by Nomura America Investment, Inc. pursuant to the warrant issued to it in connection with our reorganization from a limited liability company to a corporation, which became exercisable immediately following the completion of our initial public offering in February 2006. The address of Nomura America Investment, Inc. is 2 World Financial Center, Building B, New York, New York 10281. Information as to the beneficial ownership by Nomura America Investment, Inc. is based on our stock register as of April 10, 2007 and does not reflect purchases or sales of publicly traded shares of our common stock by Nomura America Investment, Inc.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information, as of December 31, 2006, with respect to compensation plans (including individual compensation arrangements) under which equity securities of the registrant are authorized for issuance.

Plan Category	Plan Name	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and and Rights		Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	Equity Incentive Plan(1)	1,950,773	(2)	$22.70	(3)	3,049,227	(4)
Equity compensation plans not approved by security holders	None	—		—		—
Total		1,950,773	(2)	$22.70	(3)	3,049,227	(4)

(1)	Approved by Thomas Weisel Partners Group LLC as sole shareholder of Thomas Weisel Partners Group, Inc. prior to our initial public offering.
(2)	As of December 31, 2006, 1,917,942 shares of common stock may be issued pursuant to outstanding restricted stock units. As of December 31, 2006, 32,831 shares of common stock may be issued pursuant to outstanding options to purchase common stock.
(3)	As of December 31, 2006, the weighted-average exercise price of outstanding options to purchase common stock was $22.70. Under our Equity Incentive Plan no exercise price is applicable to restricted stock units.
(4)	Number of securities remaining available for future issuance does not reflect our proposed amendment to our Equity Incentive Plan to increase by 1,150,000 the number of shares of our common stock available for awards thereunder, as described herein under “Issue Three: Proposal to Amend the Thomas Weisel Partners Group, Inc. Equity Incentive Plan.”

The table above does not reflect the grant of an aggregate of 1,234,491 restricted stock units on February 9, 2007 or any other grant of equity awards made subsequent to December 31, 2006.

Certain Relationships and Related Transactions

Reorganization Transactions. We completed our initial public offering and conversion to a corporation in February 2006. Prior to our initial public offering and conversion to a corporation, we conducted our business through a limited liability company, Thomas Weisel Partners Group LLC. In connection with the completion of our initial public offering, we completed a number of reorganization transactions to have Thomas Weisel Partners Group, Inc. succeed to the business of Thomas Weisel Partners Group LLC and to have the members of Thomas Weisel Group LLC become shareholders of Thomas Weisel Partners Group, Inc.

•	As a result of the reorganization transactions, our current partners and their family members collectively received 12,365,254 shares of our common stock (which represented approximately 71.3% of the total shares of common stock outstanding immediately prior to the completion of our initial public offering).
•	As a result of the reorganization transactions, the California Public Employees' Retirement System, commonly referred to as CalPERS, a holder of redeemable convertible shares of Thomas Weisel Partners Group LLC, received 1,923,077 shares of our common stock (which represented 11.1% of the total shares of common stock outstanding immediately prior to the completion of our initial public offering), all of which shares were sold in our initial public offering, and received notes.
•	As a result of the reorganization transactions, Nomura America Investment, Inc., a holder of redeemable convertible shares of Thomas Weisel Partners Group LLC, received 1,332,640 shares of our common stock, including 486,486 shares issuable on exercise of a warrant (which represented 7.5% of the total shares of common stock outstanding immediately prior to the completion of our initial public offering, including shares issuable on exercise of the warrant) and received a note.
•	As a result of the reorganization transactions, our other strategic investors, principally private equity and venture capital investors, received 1,303,821 shares of our common stock (which represented approximately 7.5% of the total shares of common stock outstanding immediately prior to the completion of our initial public offering).
•	As a result of the reorganization transactions, certain of our former partners collectively received 908,963 shares of our common stock (which represented approximately 5.2% of the total shares of common stock outstanding immediately prior to the completion of our initial public offering).

In addition, we agreed to indemnify our members, directors, officers and their representatives with respect to any action, existing or occurring at or prior to the closing of the reorganization transactions, which may be brought against them and which arises out of or pertains to our plan of reorganization and merger agreement, the limited liability company agreement of Thomas Weisel Partners Group LLC or our reorganization transactions, subject to limitations imposed by Delaware law and our Certificate of Incorporation and By-Laws.

CEO Employment Agreement. We have entered into an employment agreement with Mr. Weisel, our Chairman and Chief Executive Officer. The following is a description of the material terms of our employment agreement with Mr. Weisel. You should, however, refer to the exhibits that are a part of our Annual Report on Form 10-K for a copy of the employment agreement with Mr. Weisel. See “Where You Can Find More Information” above.

Under the agreement, Mr. Weisel will serve as our Chief Executive Officer for an initial term of four years and, following the initial term, his term of employment will be automatically extended for successive two year periods, subject to early termination pursuant to the agreement and unless otherwise agreed in writing by Mr. Weisel and us 90 days prior to the end of such periods. During Mr. Weisel’s employment period, we will take all reasonable action to cause him to be appointed or elected to our board of directors, and to serve as Chairman of our board of directors, subject to applicable laws, rules and regulations and our corporate governance policies and practices.

Mr. Weisel will be paid an annual base salary of $200,000, payable in semi-monthly installments. The amount of his annual salary is subject to annual review by our Compensation Committee but cannot be decreased. In addition, each year Mr. Weisel may be awarded an annual bonus under our bonus plan for senior executives. Mr. Weisel is also entitled to participate in our group health, dental and life insurance plans, 401(k) savings plan and equity incentive plan, and entitled to vacation benefits, reimbursement of reasonable business expenses, and use of office space, facilities and other support and services on a basis that is at least as favorable as that provided to him on the date of the agreement, subject to periodic review and modification by the Compensation Committee in its sole discretion. Under the agreement, either we or Mr. Weisel may terminate his employment with us at any time for any reason, or for no reason, subject to 90 days’ advance written notice in most cases. Further information regarding payments that would be made to Mr. Weisel under his employment agreement upon any termination of Mr. Weisel’s employment are set forth above under “Executive Compensation – Potential Payments Upon Termination or Change-in-Control”.

In addition, Mr. Weisel has granted us a license to use his name and certain other names in connection with our current and future business and affairs. He is also subject to the noncompetition, nonsolicitation, liquidated damages, transfer of client relationships and confidentiality provisions contained in the Partners’ Equity Agreement described below.

Partner Employment Agreements. In addition to the employment agreement with Mr. Weisel described above, we have entered into an employment agreement with each of our other employees who was a partner of Thomas Weisel Partners Group LLC prior to its conversion to a corporation in connection with our initial public offering (including each of our named executive officers other than Robert K. West). The following are descriptions of the material terms of each of these employment agreements. The terms of each such employment agreement are identical. You should, however, refer to the exhibits that are a part of our Annual Report on Form 10-K for a copy of the form of the Partner Employment Agreement. See “Where You Can Find More Information” above.

Each Partner Employment Agreement provides as follows:

Base Salary. Each employee who is a party to a Partner Employment Agreement will be paid an annual base salary of $200,000, payable in semi-monthly installments. The amount of the annual salary is subject to annual review by us. In addition, annual bonuses may be awarded in excess of base salary.

Benefits. Each employee who is a party to a Partner Employment Agreement will be entitled to participate in our group health, dental and life insurance plans, 401(k) savings plan and equity incentive plan.

Termination of Employment. Each employee who is a party to a Partner Employment Agreement may generally be terminated by either that employee or us on 90 days’ prior written notice, subject to the continuing survival of the non-competition, non-solicitation, liquidated damages, transfer of client relationships and confidentiality provisions contained in the Partners’ Equity Agreement described below, to the extent applicable.

Partners’ Equity Agreement.

Persons and Shares Covered. We have entered into a Partners’ Equity Agreement with each of our employees who was a partner of Thomas Weisel Partners Group LLC prior to its conversion to a corporation in connection with our initial public offering (including each of our named executive officers other than Robert K. West). The shares covered by the Partners’ Equity Agreement include all shares of our common stock owned by such an employee as of the completion of our initial public offering on February 7, 2006 (including through indirect ownership and ownership through affiliated entities) and shares received by that employee (directly or indirectly) in exchange for or in respect of his or her shares of our common stock by reason of stock dividends, stock splits, reverse stock splits, spin-offs, split-ups, recapitalizations, combinations or exchanges of shares, but does not include any Restricted Stock Units awarded to that employee under our Equity Incentive Plan. The shares of our common stock covered by the Partners’ Equity Agreement are referred to as “covered shares”. A copy of the form of the Partners’ Equity Agreement is included as an exhibit to our Annual Report on Form 10-K. See “Where You Can Find More Information” above.

When an employee who is a party to the Partners’ Equity Agreement ceases to be our employee for any reason other than death or disability, he or she will continue to be bound by all the provisions of the Partners’ Equity Agreement until that employee holds (directly or indirectly) all covered shares free from the transfer restrictions described below and thereafter he or she will no longer be bound, in general, by the provisions (other than the continuing provisions) of the Partners’ Equity Agreement.

Transfer Restrictions. Each employee that is a party to the Partners’ Equity Agreement has agreed, among other things, to:

•	except as described below, not transfer, and to maintain sole beneficial ownership of, his or her covered shares for a period of five years after the completion of our initial public offering on February 7, 2006; provided, however, that each such employee who, in the reasonable judgment of our Underwritten Offering Committee described below, continues to be actively engaged in our business, may transfer up to one third of his or her covered shares following each of the third and fourth anniversaries of the completion of our initial public offering on February 7, 2006 (including any shares sold in underwritten public offerings during the relevant period);

•	comply with the transfer restrictions relating to the covered shares imposed by the lock-up provisions of the underwriting agreement relating to our initial public offering; and
•	comply with other transfer restrictions relating to our shares of common stock when requested to do so by us and comply with our insider trading policies.

Transfers include, among other things, any disposition of the economic risks of ownership of covered shares, including short sales, option transactions and use of derivative financial instruments or other hedging arrangements with respect to our securities.

Sales Through Underwritten Public Offerings. Our Underwritten Offering Committee may approve one or more underwritten public offerings to sell covered shares during the transfer restrictions period, subject to the restrictions described below. Each employee who is a party to the Partners’ Equity Agreement and who, in the reasonable judgment of our Underwritten Offering Committee, continues to be actively engaged in our business or has suffered a termination of employment resulting from a disability, or the heir or estate of any partner who has died, will be entitled to participate in such an underwritten public offering on a pro rata basis with the covered shares of all other employees who are a party to the Partners’ Equity Agreement so participating, or on a lesser basis at his or her request. Our Underwritten Offering Committee currently consists of Thomas W. Weisel, who chairs the committee, David A. Baylor, our Chief Operating Officer and Chief Financial Officer, and Mark P. Fisher, our General Counsel. Approval of an underwritten offering by the committee will require the unanimous approval of the members of the committee. Approval of an underwritten public offering by the committee is subject to the further limitations contained in the Partners’ Equity Agreement. These underwritten public offerings will be subject to any other registration rights that we have granted or may in the future grant. Covered shares will also be subject to any underwriters’ lock-up then in effect. In addition, subject to the approval of our Underwritten Offering Committee, employees who are a party to the Partners’ Equity Agreement will have the right to participate in underwritten offerings effected by us for other purposes, subject to the limitations described above and certain other limitations. During 2006 our Underwritten Offering Committee approved the participation of employees who are a party to the Partners’ Equity Agreement in our follow-on offering of common stock in May 2006.

Our Underwritten Offering Committee may approve requests by an employee that is a party to the Partners’ Equity Agreement to transfer covered shares to certain permitted transferees such as family members or family trusts; provided that these transferees will be subject to the same transfer restrictions under the Partners’ Equity Agreement.

Sales in Compliance With Rule 144 Under the Securities Act. Consistent with the transfer restrictions described above, and other than in compliance with the exceptions described above, employees who are a party to the Partners’ Equity Agreement generally will not be permitted to transfer covered shares during the restriction period following the completion of our initial public offering through sales effected in compliance with Rule 144 or otherwise. However, upon a termination of such an employee’s employment due to his or her death or disability, such employee or his or her heirs or estate will be permitted to sell covered shares in compliance with Rule 144, regardless of when such termination of employment occurred.

Compliance with Securities Laws. In addition to the restrictions set forth above, employees who are party to the Partners’ Equity Agreement will need to comply with applicable securities laws in connection with any transfer of our common stock and may need to deliver an opinion of counsel in connection with any transfer.

All transfer restrictions applicable to an employee under the Partners’ Equity Agreement terminate upon the death of such employee or upon a change of control involving us.

Dividends. To the extent dividends are paid on covered shares while an employee remains subject to the transfer restrictions of the Partners’ Equity Agreement, the employee will be entitled to such dividends.

Voting. Each employee that is a party to the Partners’ Equity Agreement will be entitled to full voting rights with respect to his or her covered shares.

Confidentiality. Each partner is required to protect and use “confidential information” in accordance with the restrictions placed by us on its use and disclosure.

Noncompetition. Each employee that is a party to the Partners’ Equity Agreement has agreed that during the period ending 12 months after the date the employee ceases to be employed by us, he or she may not:

•	form, or acquire a 5% or greater ownership, voting or profit participation interest in any competitive enterprise; or
•	associate with any competitive enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (i) which is similar or substantially related to any activity in which that employee was engaged, in whole or in part, at our firm, (ii) for which that employee had direct or indirect managerial or supervisory responsibility at our firm or (iii) which calls for the application of the same or similar specialized knowledge or skills as those utilized by that employee in his or her activities at our firm.

When we refer to a “competitive enterprise”, we are referring to any business enterprise that engages in, or owns a significant interest in any entity that engages in, financial services such as investment banking, public or private finance, financial advisory services, private investing, merchant banking, asset or hedge fund management, securities brokerage, sales, lending, custody, clearance, settlement or trading.

Nonsolicitation. During the period ending 12 months after the date an employee who is a party to the Partners’ Equity Agreement ceases to be employed by us, that employee may not, directly or indirectly, in any manner:

•	solicit any client with whom that employee worked, or whose identity became known to him or her in connection with his or her employment with our firm, to transact business with a competitive enterprise or reduce or refrain from doing any business with our firm;
•	interfere with or damage any relationship between our firm and any client or prospective client; or
•	solicit any of our employees to apply for, or accept employment with, any competitive enterprise.

Transfer of Client Relationships. Each employee that is a party to the Partners’ Equity Agreement is required, upon termination of his or her employment, to take all actions and do all things reasonably requested by us during a 90-day cooperation period to maintain for us the business, goodwill and business relationships with our clients with which he or she worked.

Liquidated Damages. In the case of any breach of the non-competition or non-solicitation provisions contained in the Partners’ Equity Agreement prior to the fifth anniversary of the date of the completion of our initial public offering on February 7, 2006, the breaching employee will be liable for liquidated damages. The liquidated damages obligation of each employee that is a party to the Partners’ Equity Agreement is secured by 50% of our common stock owned by that employee (including through indirect ownership and ownership through affiliated entities) at the time of the completion of our initial public offering on February 7, 2006.

Compensation. The Partners’ Equity Agreement includes a provision in which each employee that is a party thereto acknowledges our intention to maintain total compensation and benefits expense, excluding equity awards made in connection with our initial public offering, at between 55% and 58% of net revenues each year beginning in 2006.

Term and Amendment. The Partners’ Equity Agreement will be in effect for ten years from the date of the completion of our initial public offering on February 7, 2006 or until it is earlier terminated by us. An employee seeking a waiver from the Partners’ Equity Agreement generally requires our consent, and the Partners’ Equity Agreement may be amended only with approval of our Board of Directors.

Pledge Agreements. Each of our employees that is a party to the Partners’ Equity Agreement has entered into a pledge agreement with us that will secure the liquidated damages provisions in the Partners’ Equity Agreement by a pledge of 50% of the shares of our common stock owned by him or her (including through indirect ownership and ownership through affiliated entities) at the time of the completion of our initial public offering on February 7, 2006. These pledges of our common stock will terminate on the earliest to occur of:

•	the death of the relevant employee;
•	the expiration of the 12-month period following the termination of the employment of the relevant employee; or
•	the fifth anniversary of the date of the completion of our initial public offering on February 7, 2006 (unless employment has been terminated earlier).

The liquidated damages provisions in the Partners’ Equity Agreement are in addition to the forfeiture of any future equity-based awards that may occur as a result of the breach of any non-competition or non-solicitation provisions contained in those awards. The liquidated damages and pledge arrangements do not preclude us from seeking any injunctive relief to which we may be entitled for a breach of the non-competition or non-solicitation provisions.

A copy of the form of the Pledge Agreement is included as an exhibit to our Annual Report on Form 10-K. See “Where You Can Find More Information” above.

Director and Officer Indemnification. We have entered into agreements that provide indemnification to our directors, officers and other persons requested or authorized by our Board of Directors to take actions on behalf of us for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity, subject to the limitations imposed by Delaware law. This agreement is in addition to our indemnification obligations under our By-Laws.

Tax Indemnification Agreement and Related Matters. An entity that has historically operated in corporate form generally is liable for any adjustments to the corporation’s taxes for periods prior to its initial public offering. In contrast, the members of Thomas Weisel Partners Group LLC, our predecessor, rather than us, generally will be liable for adjustments to taxes (including U.S. federal and state income taxes) attributable to the operations of Thomas Weisel Partners Group LLC and its affiliates prior to our initial public offering. In connection with our initial public offering, we entered into a tax indemnification agreement to indemnify the members of Thomas Weisel Partners Group LLC against certain increases in taxes that relate to activities of Thomas Weisel Partners Group LLC and its affiliates prior to our initial public offering. The tax indemnification agreement includes provisions that permit us to control any tax proceeding or contest which might result in being required to make a payment under the tax indemnification agreement.

Relationships with CalPERS and Nomura. On January 18, 2000, CalPERS entered into a subscription agreement with us, pursuant to which CalPERS purchased Class D redeemable convertible shares in Thomas Weisel Partners Group LLC for an aggregate amount of $100 million and agreed to commit up to $500 million for a period of six years to private equity funds formed by us that meet certain criteria. As described above, as part of our reorganization transactions, CalPERS exchanged all of its Class D redeemable convertible shares in Thomas Weisel Partners Group LLC for (i) 1,923,077 shares of our common stock (which represented approximately 11.1% of the total shares of our common stock outstanding immediately prior to our initial public offering), all of which shares were sold by CalPERS in our initial public offering, (ii) an unsecured, redeemable senior note in the principal amount of $10 million that bears interest at a floating rate equal to the mid-term applicable federal rate in effect from time to time and matures in five years and (iii) an unsecured, redeemable senior note in the principal amount of $10 million that bears no interest and provides for payments as and when certain distributions from Thomas Weisel Capital Partners, L.P. are made, with minimum amortization amounts, until $10 million aggregate amounts are paid under this note. In addition, CalPERS agreed to extend its agreement to make commitments to qualifying private equity funds sponsored by us in an amount of up to $100 million. This commitment expires on October 13, 2007.

In 2006, CalPERS contributed capital to the funds in respect of its commitments to private equity funds in the amount of $31.0 million and received distributions of $35.9 million. We also provide distribution management services and portfolio monitoring services to CalPERS or entities affiliated with CalPERS, for which we received approximately $1.4 million from CalPERS in 2006, which represented our distribution management revenue in 2006. From time to time in the ordinary course of business we have engaged in other transactions with or performed other services for CalPERS, and may do so in the future.

On October 31, 2001, Nomura Holding America Inc. entered into a subscription agreement with us, pursuant to which Nomura purchased Class D-1 redeemable convertible shares in Thomas Weisel Partners Group LLC for an aggregate amount of $75 million. Under our plan of reorganization and merger agreement, Nomura exchanged all of its Class D-1 redeemable convertible shares in Thomas Weisel Partners Group LLC for (i) 846,154 shares of our common stock (which represented approximately 4.9% of the total shares of common stock outstanding immediately prior to the completion of our initial public offering), (ii) an unsecured, redeemable senior note in the principal amount of $13 million that bears interest at a floating rate equal to the mid-term applicable federal rate in effect from time to time and matures in five years and (iii) a warrant to subscribe, at any time from the completion of our initial public offering on February 7, 2006 to the tenth anniversary thereof, for 486,486 shares of our common stock at an exercise price per share equal to $15.00, the initial public offering price per share of our common stock. At the time when our market capitalization following our initial public offering equals or exceeds $1 billion (without taking into consideration shares of our common stock issued in or following our initial public offering), the warrant will be automatically exercised on a net exercise basis and Nomura will receive that number of shares of our common stock with a fair market value on such exercise date of $18 million.

Pursuant to an alliance agreement entered into as of November 14, 2001 between us and certain Nomura affiliates, we and these Nomura affiliates have agreed to collaborate in providing advisory services in cross-border M&A transactions between the U.S. and Asia in the technology sector, including mutual referral of clients on a non-exclusive basis. Advisory fees resulting from such referrals are shared between us and these Nomura affiliates, either equally or as specified in any joint engagement agreement for a particular transaction. The alliance agreement had an initial term of two years and is automatically renewable for additional one-year terms thereafter. Either party may terminate the agreement upon at least six months’ prior written notice. The agreement may also be terminated if we enter into certain transactions with a competitor of Nomura or if any of the Nomura affiliates enters into certain transactions with one of our competitors. In addition, through December 31, 2006, in part pursuant to its prior commitment under its subscription agreement with us, Nomura or entities affiliated with Nomura had a total capital commitment of approximately $22.5 million in private equity funds sponsored by or affiliated with us. From time to time in the ordinary course of business we have engaged in other transactions with or performed other services for Nomura or entities affiliated with Nomura, and may do so in the future.

We have also entered into a registration rights agreement pursuant to which Nomura and certain other strategic investors have registration rights following the completion of our initial public offering with respect to the shares of our common stock received by each of them in connection with our reorganization, including shares of our common stock issuable upon exercise or deemed exercise of the warrant issued to Nomura in connection with our reorganization.

Other Relationships with Our Directors and Executive Officers.

Private Equity Funds. We have established private equity funds in order to permit our employees to participate in our private equity, venture capital and other similar activities. Many of our employees, their spouses or entities owned or controlled by the employees have invested in these funds. Our affiliates generally bear overhead and administrative expenses for, and may provide certain other services free of charge to, the funds. In addition, certain of our directors and executive officers from time to time invest their personal funds directly in other funds managed by our subsidiaries or affiliates on the same terms and with the same conditions as the other investors in these funds, who are not our directors, executive officers or employees.

Co-Investment Funds. In 2000 and 2001, prior to our initial public offering, we established an investment program for employees wherein employees who qualified as accredited investors were able to contribute up to 4% of their compensation to private equity funds (the “Co-Investment Funds”). The Co-Investment Funds were established solely for our employees and invested side-by-side with our affiliates, Thomas Weisel Capital Partners, L.P. (a private equity fund formerly managed by us) and Thomas Weisel Venture Partners L.P. As part of this program, we made loans to employees for capital contributions to the Co-Investment Funds in amounts up to 400% of employees’ contributions. We hold as collateral the investment in the Co-Investment Funds and establish a reserve that reduces the carrying value of the receivable to the fair value of the collateralized ownership interest of the employees and former employees in the Co-Investment Funds. We discontinued the investment program for employees in 2002. In 2006, the Co-Investment Funds distributed $2.0 million, which was credited towards repayment of loans to employees.

Employee Loans. From time to time prior to our initial public offering, we made unsecured loans to our employees. These loans were not part of a program, but were made as a matter of course. We have established a reserve for the remaining outstanding principal amount of these loans.

CEO’s Personal Office Services. We have historically provided personal office services to Mr. Weisel, our Chairman and Chief Executive Officer, which primarily related to the management of investment portfolios, brokerage accounts and other financial matters for Mr. Weisel, his family members and other persons associated with them, the supervision of Mr. Weisel’s household staff and the supervision of personal and business travel arrangements for Mr. Weisel. Historically we bore all costs of these services. Beginning in 2006, and subject to the annual review of our Compensation Committee, we reached an agreement with Mr. Weisel that he would reimburse us for out-of-pocket expenses we incur for these personal office services. The amount of this expense incurred by us for these services in 2006, and subsequently reimbursed by Mr. Weisel, was approximately $243,000.

Use of CEO’s Personal Aircraft and Personal Residence. Mr. Weisel and certain of our other employees from time to time use an airplane owned by Ross Investments Inc., an entity wholly owned by Mr. Weisel, for business travel. The firm and Ross Investments Inc. have adopted a time-sharing agreement in accordance with Federal Aviation Regulation 91.501 to govern the firm’s use of the Ross Investments Inc. aircraft, pursuant to which the firm reimburses Ross Investments Inc. for the travel expenses in an amount generally comparable to the expenses the firm would have incurred for business travel on commercial airlines for similar trips. For the years ended December 31, 2006 and 2005 the firm paid approximately $428,000 and $148,000, respectively, to Ross Investments Inc. on account of such expenses. In addition, from time to time Mr. Weisel will hold business entertainment events in his personal residence and in connection with these events the firm reimburses Mr. Weisel for the food and labor costs associated with hosting these events.

Employment of Family Members. Mr. Weisel’s son Brett Weisel and Mr. Weisel’s son-in-law Jason Pedersen were each employees of Thomas Weisel Partners during 2006, although Mr. Pedersen’s employment ceased during 2006. Mr. Brett Weisel and Mr. Pedersen earned aggregate compensation of approximately $479,000 and $225,000, respectively, in 2006.

Departure of Certain Executive Officers. As of January 1, 2007, Timothy J. Heekin, our former Co-Director of Trading during 2006, ceased to be an employee of the firm. In connection with his departure from the firm, Mr. Heekin entered into an agreement with us which, among other things, provided for a payment to him in connection with his departure of $250,000, contained a consulting arrangement with us pursuant to which he has agreed to provide consulting services as an independent contractor to us during the first six months of 2007 at a rate of $12,500 per month and contained a mutual general release of claims. In addition, as of April 2, 2007, Robert K. West, our former Chief Financial Officer, was no longer employed by us. In connection with his departure, Mr. West entered into an agreement with us pursuant to which, among other things, he received a lump sum payment from us in 2007 of $387,500 and he and the firm agreed to a mutual general release of claims.

Other Transactions. Certain of our directors and officers and entities affiliated with our directors maintain brokerage accounts with us and maintain investments in investment funds that we manage. In addition, companies that our directors are investors in, or are directors or officers of, from time to time engage in transactions with us, including, for example, to provide us with software and data services and staffing services and retaining us with respect to the provision of investment banking services.

Review and Approval of Transactions with Related Persons

Under our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving related-party transactions. Factors taken into account in the review of related party transactions include our Code of Conduct and Ethics, our Standards Regarding Director Independence and our Corporate Governance Guidelines. Transactions with related persons that were entered into prior to our initial public offering and conversion to a corporation in February 2006 were not approved by our Audit Committee.

ISSUE TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as our independent auditors for our fiscal year ending December 31, 2007. We are submitting this appointment of independent auditors for shareholder ratification at the Annual Meeting.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Neither applicable law nor our organizational documents require that our shareholders ratify the appointment of Deloitte & Touche LLP as our independent auditors, however, the Audit Committee believes that it is consistent with good corporate practice to allow shareholders an opportunity to express their views on this appointment. If the shareholders do not ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2007, the Audit Committee will reconsider whether or not to continue the engagement of Deloitte & Touche LLP. Even if the appointment of Deloitte & Touche LLP is ratified, the Audit Committee, in its discretion, may discontinue the engagement of Deloitte & Touche LLP and engage different independent auditors at any time during the year if it determines that such a change is necessary or appropriate at such time.

Fees Paid to Independent Auditors

The following table shows information about fees paid by us to Deloitte & Touch LLP and the other member firms of Deloitte Touche Tohmatsu and their respective affiliates (which we refer to collectively as Deloitte entities) with respect to the periods indicated. All of the 2006 fees described in the table below were pre-approved by the Audit Committee. In addition, the Audit Committee has pre-approved certain additional advisory services which may be provided by Deloitte & Touche LLP in the future. During 2005 we were not a public company and did not have an Audit Committee. As a result, the 2005 fees described in the table below were not pre-approved by the Audit Committee.

Type of Fees	2006 ($ in thousands)	2005 ($ in thousands)
Audit Fees(a)	$2,136	$3,393
Audit-Related Fees(b)	5	61
Tax Fees(c)	6	—
All Other Fees	—	—
Total	$2,147	$3,454

(a)	Audit fees for the years ended December 31, 2006 and 2005, respectively, were for professional services rendered for the audits of our consolidated financial statements and the review of financial statements included in our quarterly reports on Form 10-Q filed during 2006. Audit fees for the year ended December 31, 2006 also include fees for the issuance of consents and assistance with review of documents filed with the SEC, including filings related to our secondary offering, which was consummated in May 2006. Audit fees for the year ended December 31, 2005 also include fees for the issuance of consents and assistance with review of documents filed with the SEC, including filings related to our initial public offering, which was consummated in February 2006. Some of these fees are for services provided in 2006, but are reported in 2005 as they related to the filing in 2005 of the registration statement relating to our initial public offering.
(b)	Audit-related fees for the year ended December 31, 2006 related to subscription fees paid for the Deloitte Accounting Research Tool, a service that includes accounting guidance and comprehensive authoritative accounting and regulatory literature. Audit-related fees for the year ended December 31, 2005 included attestation services related to investment performance results.
(c)	Tax fees for the year ended December 31, 2006 related to consultation on transfer pricing matters.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touch LLP as our independent auditors for our fiscal year ending December 31, 2007. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR ratification of the appointment.

ISSUE THREE:
PROPOSAL TO AMEND THE THOMAS WEISEL PARTNERS GROUP, INC.
EQUITY INCENTIVE PLAN

In January 2006, prior to our initial public offering, the Compensation Committee of our Board of Directors and Thomas Weisel Partners Group LLC, our then sole shareholder, each approved the Thomas Weisel Partners Group, Inc. Equity Incentive Plan. As described further below, we are proposing to amend the Equity Incentive Plan in order to, among other things, increase the number of shares of our common stock available for awards thereunder.

Because the Equity Incentive Plan was approved in January 2006 by our Compensation Committee and our then sole shareholder, the expense of subsequent awards made pursuant to the Equity Incentive Plan were tax deductible for us in accordance Section 162(m) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Tax Code”). The proposed amendments to the Equity Incentive Plan are being submitted to shareholders for their approval so that future awards under the Equity Incentive Plan as amended may continue to be deductible under that provision. Section 162(m) of the Tax Code limits the deductibility of compensation in excess of $1 million paid by a publicly traded corporation to certain “covered employees,” unless the compensation is qualified “performance-based compensation.” Regardless of whether or not the proposed amendments to the Equity Incentive Plan are approved by our shareholders, we reserve the right to pay our employees, including participants in the Equity Incentive Plan, amounts which may or may not be tax deductible for us under Section 162(m) or other provisions of the Tax Code. If the proposed amendments to the Equity Incentive Plan are not approved, the Equity Incentive Plan will continue as in effect prior to the amendments described below.

The descriptions of the terms of our Equity Incentive Plan and the proposed amendments thereto contained herein are qualified in their entirety by reference to the complete text of the Proposed Amended and Restated Equity Incentive Plan attached hereto as Annex A, which reflects the amendments described below.

Summary of Proposed Amendments

We are proposing to amend the Equity Incentive Plan as described below:

•	To increase the number of shares of our common stock available for awards thereunder by 1,150,000 shares. After giving effect to this proposed amendment and taking into account awards previously granted, we would have, as of April 10, 2007, a total of approximately 2.74 million shares available for future awards. (See Section 4 of the Proposed Amended and Restated Equity Incentive Plan attached hereto as Annex A.)
•	To increase the number of shares of our common stock that may be granted in any calendar year to a “covered employee” as defined in Section 162(m)(3) of the Tax Code from 200,000 to 1,000,000, subject to anti-dilution adjustments in accordance with the terms of the Equity Incentive Plan. (See Section 4 of the Proposed Amended and Restated Equity Incentive Plan attached hereto as Annex A.)
•	To alter the definition of “Retirement” under the plan to extend the number of years of company service required to satisfy that definition. (See Section 2 of the Proposed Amended and Restated Equity Incentive Plan attached hereto as Annex A.)
•	To allow for option, restricted stock and restricted stock unit awards to be granted to our non-employee directors without any minimum vesting period, provided that such awards are granted as part of such non-employee directors’ regular annual compensation paid in accordance with our director compensation policy. (See Sections 6(c) and 8(a) of the Proposed Amended and Restated Equity Incentive Plan attached hereto as Annex A.)
•	To alter the anti-dilution provisions of the Equity Incentive Plan to eliminate the discretion of the Compensation Committee to make anti-dilution adjustments to outstanding awards following certain types of events such as a stock split, extraordinary dividend, recapitalization or similar events and to otherwise clarify the operation of this provision of the Equity Incentive Plan. (See Section 12 of the Proposed Amended and Restated Equity Incentive Plan attached hereto as Annex A.)
•	To amend and clarify certain other provisions of the Equity Incentive Plan that relate to: (i) establishing twelve months as the minimum length of a performance period with respect to Performance Awards, (ii) the ability of our Compensation Committee to make the terms of any awards less restrictive than the default terms relating to termination of employment set forth in the Equity Incentive Plan, (iii) the treatment of awards following the termination of the participant holding those awards, (iv) the treatment of awards made in connection with our initial public offering following a change in control and (v) to clarify that the delivery of shares or payment of other benefits under any award may be delayed to the extent deemed necessary or advisable by our Compensation Committee with any of our company policies. (See Section 2, Sections 11, 11(d)(i) and (iii), Section 13 and Section 14 of the Proposed Amended and Restated Equity Incentive Plan attached hereto as Annex A.)

Summary Description of Equity Incentive Plan

The following is a summary of the material terms of our Equity Incentive Plan as amended in accordance with the proposed amendment described above. As noted above, the descriptions of the terms of our Equity Incentive Plan and the proposed amendments thereto contained herein are qualified in their entirety by reference to the complete text of the Proposed Amended and Restated Equity Incentive Plan attached hereto as Annex A, which reflects the amendments described above.

Purpose. The purposes of the Equity Incentive Plan are to attract, retain and motivate our key employees, directors, consultants and advisors and to align the interests of key employees, directors, consultants and advisors with stockholders through equity-based compensation and enhanced opportunities for ownership of shares of our common stock.

Administration. The Equity Incentive Plan is administered by our Compensation Committee.

Vesting Schedule. The Compensation Committee shall have the authority to determine the vesting schedule applicable to each Award; provided, however, that any award of Options, Restricted Stock and Restricted Stock Units, other than Performance Awards, granted to any employee shall vest ratably over at least four years; and provided further that any award of Options, Restricted Stock and Restricted Stock Units granted to any non-employee director as part of their regular annual compensation and paid in accordance with our director compensation policy is not subject to a minimum vesting schedule. We have proposed above to amend this aspect of the Equity Incentive Plan to exclude awards to non-employee directors made as part of their regular annual compensation and paid in accordance with our director compensation policy from the minimum vesting requirement.

Settlement of Awards. The Compensation Committee shall have authority to determine whether, to what extent and under what circumstances awards under the Equity Incentive Plan may be settled, paid or exercised in cash, shares of common stock or other awards under the Equity Incentive Plan or other property, or canceled, forfeited or suspended.

Deferral of Awards. The Compensation Committee shall determine whether, to what extent, and under what circumstances cash, shares of common stock, other securities, other awards under the Equity Incentive Plan, other property, and other amounts payable with respect to an award under the Equity Incentive Plan shall be deferred either automatically, or at the election of the holder thereof or the Compensation Committee.

Shares Available. Subject to adjustment, the maximum number of shares of common stock that may be delivered pursuant to awards granted under the Equity Incentive Plan is 6,150,000 shares. We have proposed above to amend this aspect of the Equity Incentive Plan to increase the number of shares of common stock that may be delivered pursuant to awards granted under the Equity Incentive Plan by 1,150,000 shares. After giving effect to this proposed amendment and taking into account awards previously granted, we would have, as of April 10, 2007, approximately 2.74 million shares available for future awards.

Shares of common stock to be issued under the Equity Incentive Plan may be made available from authorized but unissued common stock of the Company, common stock held by the Company in its treasury, or common stock of the Company purchased by the Company on the open market or otherwise. During the term of the Equity Incentive Plan, we will at all times reserve and keep available the number of shares of our common stock that shall be sufficient to satisfy the requirements of the Equity Incentive Plan.

If any shares of our common stock covered by an award (other than a Substitute Award as defined below), or to which such an award relates, terminate, lapse or are forfeited or cancelled, or such an award is otherwise settled without the delivery of the full number of shares of our common stock underlying the award, then the shares of our common stock covered by such award, or to which such award relates, to the extent of any such forfeiture, termination, lapse, cancellation, etc., shall again be, or shall become available for issuance under the Equity Incentive Plan. Shares of our common stock underlying Substitute Awards shall not reduce the number of shares of our common stock available for delivery under the Equity Incentive Plan. A “Substitute Award” under the Equity Incentive Plan is any award granted in assumption of, or in substitution for, an outstanding award previously granted by a company acquired by us or with which we combine.

Adjustments. The Compensation Committee shall equitably adjust the terms of any outstanding awards and the number of shares of common stock issuable under the Equity Incentive Plan for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of the common stock, or any other event that the Compensation Committee determines affects our capitalization. We have proposed above to amend this aspect of the Equity Incentive Plan to eliminate the discretion of the Compensation Committee to make such adjustments – i.e., when an event occurs that affects our capitalization, the Compensation Committee will be required to make an appropriate adjustment.

Eligibility. All of our full-time and part-time employees (including an officer or director who is also an employee) and those of our affiliates and any of our consultants or advisors selected by the Compensation Committee are eligible to participate in the Equity Incentive Plan. Other than for awards of Incentive Stock Options (as described below), any individual or individuals to whom an offer of employment has been extended, a member of our board of directors or a member of the board of directors of any of our subsidiaries may also receive awards under the Equity Incentive Plan at the discretion of the Compensation Committee. Holders of equity-based awards issued by a company acquired by us or with which we combine are eligible to receive Substitute Awards under the Equity Incentive Plan.

Grant of Awards. The Compensation Committee may grant the following five types of awards under the Equity Incentive Plan: (i) Restricted Stock Units, (ii) Options, (iii) Restricted Stock, (iv) Other Stock-Based Awards and (v) Performance Awards (each an “Award”).

An Award of an Option shall be exercisable at a price determined by the Compensation Committee on the date of the Award grant, which price shall be no less than the fair market value of the shares underlying the Option on such date.

An Award of Restricted Stock Units consists of contractual rights denominated in shares of our common stock and represents a right to receive the value of a share of our common stock (or a percentage of such value, which percentage may be higher than 100%). Restricted Stock Units underlying such Awards are subject to restrictions and such other terms and conditions as the Compensation Committee may determine, which restrictions and such other terms and conditions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Compensation Committee may deem appropriate.

Performance Awards. The Equity Incentive Plan also permits the Compensation Committee to grant Performance Awards. Performance Awards shall become earned and payable if pre-established targets relating to one or more of the following performance measures are achieved during a performance period or periods of at least twelve months, as determined by the Compensation Committee: (i) earnings per share, (ii) return on average common equity, (iii) pre-tax income, (iv) pre-tax operating income, (v) net revenues, (vi) net income, (vii) profits before taxes, (viii) book value per share, (ix) stock price, (x) earnings available to common stockholders, (xi) ratio of compensation and benefits to net revenues and (xii) execution and origination of specified assignments. Such targets may relate to the Company as a whole, or to one or more units thereof, and may be measured over such periods, as the Compensation Committee shall determine. (We have proposed above to amend this aspect of the Equity Incentive Plan to require that the performance period relating to any Performance Award be at least twelve months.)

Termination of Employment. In case of termination of employment or cessation of services, unless more restrictive provisions are otherwise determined by the Compensation Committee or more restrictive provisions are provided by the Compensation Committee in the applicable Award Agreement (we have proposed above to amend this aspect of the Equity Incentive Plan to limit the discretion of the Compensation Committee to imposing terms relating to termination of employment only more restrictive than those set forth below in sub-sections (a) through (e)):

(a)	for reason of death, Disability (as defined in the Equity Incentive Plan) or Retirement (as defined in the Equity Incentive Plan), any unvested Award then held by such participant shall be immediately accelerated and become fully vested, exercisable and payable and any such Award that is an Option shall automatically expire on the earlier of (i) the date the Option would have expired had the participant continued in such employment and (ii) one year after the date such participant’s service ceases;

(b)	by the Company for cause (as determined by the Compensation Committee in its sole discretion), the Compensation Committee will have the discretion to accelerate and fully vest any Award held by such participant, otherwise (i) any Award then held by such participant whose restrictions have not lapsed, which is not exercisable or which is not payable will automatically be forfeited in full and canceled by the Company upon such termination of employment and (ii) any Option then held by such participant to the extent exercisable shall automatically be forfeited in full and canceled by the Company on the date such participant’s service ceases;
(c)	by the Company without cause (as determined by the Compensation Committee in its sole discretion) within two years following a Change in Control or six months prior to a Change in Control if the Compensation Committee reasonably determines in its sole discretion that such termination was at the behest of the acquiring entity, any unvested Award then held by such participant shall be immediately accelerated and become fully vested, exercisable and payable and any such Award that is an Option shall automatically expire on the earlier of (i) the date the Option would have expired had the participant continued in such employment and (ii) one year after the date such participant’s services ceases or, in the event the Compensation Committee determines the termination was without cause at the behest of the acquiring entity, one year after the date of such determination;
(d)	for any reason other than those described in (a), (b) and (c), the Compensation Committee will have the discretion to accelerate and fully vest any Award held by such participant, otherwise:
(i)	any Award (other than Performance Awards and Options) then held by such participant whose restrictions have not lapsed, which is not vested, which is not exercisable or which is not payable will automatically be forfeited in full and canceled by the Company on the date such participant’s service ceases (we have proposed above to amend this aspect of the Equity Incentive Plan to clarify that Awards which have not vested will be forfeited under these circumstances absent the exercise of Compensation Committee discretion to the contrary);
(ii)	any Option then held by such participant to the extent exercisable shall automatically expire on the earlier of (A) the date the Option would have expired had the employee continued in such service and (B) 180 days (or 90 days in the case of Options that are intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code) after the date that such participant’s service ceases; and
(iii)	any Performance Award then held by such participant which is not then payable will be paid in accordance with its terms, which terms may provide that the Performance Award be forfeited (we have proposed above to amend this aspect of the Equity Incentive Plan to clarify that the terms of a Performance Award may provide that such award be forfeited in connection with a termination of employment); and
(e)	Unless the Compensation Committee determines otherwise at any time in its sole discretion, in the event the Company sells or spins off a portion of its assets or one of its affiliates and a participant is determined to have a termination of employment as a result of such sale or spin-off, then the participant shall be permitted to exercise his or her Options that are vested and outstanding on the effective date of such termination until the earlier of one (1) year after such termination of employment or the expiration of the Award.

Duration of the Equity Incentive Plan. The Equity Incentive Plan was adopted by our board of directors in 2006. No Award shall be granted under the Equity Incentive Plan after the tenth anniversary of (i) its adoption or (i) the approval of the proposed amendments thereto by our shareholders, whichever is later. However, unless otherwise expressly provided in the Equity Incentive Plan or in an applicable award agreement, any Award theretofore granted may extend beyond such date, and the authority of the Compensation Committee to administer the Equity Incentive Plan and to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of our board of directors to amend the Equity Incentive Plan, shall extend beyond such date. (If the proposal to amend the Equity Incentive Plan is approved by our shareholders, the life of the Equity Incentive Plan would be extended to the tenth anniversary of such approval.)

Amendment, Modification and Termination of the Equity Incentive Plan. Except as otherwise provided in an award agreement, our board of directors may from time to time suspend, discontinue, revise or amend the Equity Incentive Plan and the Compensation Committee may, subject to certain restrictions, amend the terms of any award in any respect.

Change in Control. Our Compensation Committee may in its sole discretion determine to issue Awards under the Equity Incentive Plan that may, upon occurrence of a Change in Control, become fully vested and exercisable or payable, as applicable; provided that all Awards consisting of Restricted Stock Units granted in February 2006 in connection with our initial public offering shall become fully vested upon a Change in Control. We have proposed above to amend this aspect of the Equity Incentive Plan to clarify that Awards made in connection with our initial public offering will vest upon a Change in Control.

“Change in Control” means:

•	the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Thomas Weisel Partners Group, Inc. or the sale or other disposition of all or substantially all of the assets of Thomas Weisel Partners Group, Inc. to an entity that is not an affiliate of Thomas Weisel Partners Group, Inc. that, in each case, requires stockholder approval under the laws of Thomas Weisel Partners Group, Inc.’s jurisdiction of organization, unless immediately following such transaction:
—	more than 50% of the total voting power of the surviving entity or the entity that directly or indirectly has beneficial ownership of 95% of the voting securities eligible to elect directors of the surviving entity (the “Parent Entity”), if applicable, is represented by securities of Thomas Weisel Partners Group, Inc. that were outstanding immediately prior to the transaction and such voting power among the holders thereof is in substantially the same proportion as the voting power of such securities among the holders thereof immediately prior to such transaction;
—	no person (other than any employee benefit plan (or any related trust) sponsored or maintained by the surviving entity or the Parent Entity), is or becomes the beneficial owner, directly or indirectly, of securities of the Parent Entity (or, if there is no Parent Entity, the surviving entity) representing 20% of the total voting power of the securities then outstanding generally eligible to vote for the election of directors of the Parent Entity (or, if there is no Parent Entity, the surviving entity). However, a “Change in Control” shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the total voting power of securities then outstanding generally eligible to vote for the election of directors of the Parent Entity (or, if there is no Parent Entity, the surviving entity) as a result of the acquisition of securities by the Company which reduces the number of such securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional securities then outstanding generally eligible to vote for the election of directors of the Parent Entity (or, if there is no Parent Entity, the surviving entity) that increases the percentage of such securities beneficially owned by such person, a “Change in Control” shall then be deemed to occur; and
—	at least a majority of the members of the board of directors (including directors whose election or nomination was approved by at least two-thirds of the incumbent directors of Thomas Weisel Partners Group, Inc.) of the Parent Entity (or, if there is no Parent Entity, the surviving entity) were members of the board of directors of Thomas Weisel Partners Group, Inc. at the time of such board of directors’ approval of the execution of the initial agreement providing for the transaction; provided, however, that no individual initially elected or nominated as a director of the Board as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be included in the calculation of incumbency.
•	any event that results in the directors on the Board as of the effective date of the Equity Incentive Plan (including directors whose election or nomination was approved by at least two-thirds of the incumbent directors on the Board) failing to constitute at least a majority of the Board; provided, however, that no individual initially elected or nominated as a director on the Board as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be included in the calculation of incumbency; or
•	the approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

Dividend Equivalent Rights. The Compensation Committee may in its discretion include in the award agreement a dividend equivalent right entitling the participant to receive amounts equal to the dividends that would be paid, during the time such Award is outstanding, on the shares of our common stock covered by such Award as if such shares were then outstanding.

Transferability. Except as the Compensation Committee may otherwise determine from time to time, no Award and no right under any such Award, shall be assignable, alienable, saleable or transferable by a participant otherwise than by will or by the laws of descent and distribution.

Summary of Tax Aspects of the Equity Incentive Plan

The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to awards under the Equity Incentive Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

Restricted Stock. A grantee will not recognize any income upon the receipt of restricted stock unless the holder elects under Section 83(b) of the Tax Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to us. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock is subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, we generally will be entitled to a deduction in the same amount.

Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder’s basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

Restricted Stock Units and Performance Awards. The grant of an award of Restricted Stock Units or a Performance Award will not result in income for the grantee or in a tax deduction for us. Upon the settlement of such an award, the grantee will recognize ordinary income equal to the aggregate fair market value of the payment received, and we generally will be entitled to a tax deduction in the same amount.

Non-Qualified Stock Options (“NQSOs”). An optionee will not recognize any taxable income upon the grant of an NQSO and we will not be entitled to a tax deduction with respect to the grant of an NQSO. Upon exercise of an NQSO, the excess of the fair market value of the common stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. We will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee’s tax basis for the shares of common stock received pursuant to the exercise of an NQSO will equal the sum of the compensation income recognized and the exercise price.

In the event of a sale of our common stock received upon the exercise of an NQSO, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such common stock is more than one year.

Incentive Stock Options (“ISOs”). An optionee will not recognize any taxable income at the time of grant or timely exercise of an ISO and we will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an ISO may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to us, if the ISO is not exercised on a timely basis (generally, while the optionee is employed by us or within 90 days after termination of employment) or if the optionee subsequently engages in a “disqualifying disposition,” as described below.

A sale or exchange by an optionee of shares acquired upon the exercise of an ISO more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the ISO will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the ISO or within one year from the date of transfer of the ISO shares to the optionee, such sale or exchange will generally constitute a “disqualifying disposition” of such shares that will have the following results: any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise of the ISO and (b) the amount realized on such disqualifying disposition of the shares over (ii) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and we will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by us.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote FOR the adoption of the proposed amendments to the Equity Incentive Plan. If the proposed amendments to the Equity Incentive Plan are not approved by our shareholders, the Equity Incentive Plan in its current form will remain in effect.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership of, and transactions in, our common stock with the SEC within certain time periods following events giving rise to such filing requirements. Based on a review of the copies of such reports, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and shareholders were complied with during fiscal 2006 with the following exceptions: (i) in March 2006 each of our independent directors elected to receive all of his 2006 director’s compensation in the form of equity grants pursuant to our Equity Incentive Plan and, due to a misunderstanding that such grants were exempt from Section 16(a) reporting requirements, the Form 4 – Statement of Changes in Beneficial Ownership with respect to each of these equity grants was not filed on a timely basis and (ii) due to a typographical error, a Form 4 – Statement of Changes in Beneficial Ownership with respect to one of our executive officers, which was timely filed, had to subsequently be amended.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report,” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

Other Business

At the date hereof, there are no other matters that the Board of Directors intends to present at the Annual Meeting. If other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Shareholder Proposals for 2008 Annual Meeting of Shareholders

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2008 Annual Meeting of Shareholders must submit their proposals to our Secretary on or before December 20, 2007. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with Section 1.11(b) of our By-Laws, for a matter not included in our proxy materials to be properly brought before the 2008 Annual Meeting of Shareholders, a shareholder’s notice of the matter the shareholder wishes to present must be delivered to our Secretary & General Counsel at One Montgomery Street, 37th Floor, San Francisco, California 94104 as follows:

(i) If the 2008 Annual Meeting is scheduled to take place within 30 days before or after the first anniversary date of the 2007 Annual Meeting, such notice shall be delivered not less than 90 days nor more than 120 days prior to the first anniversary date of the 2007 Annual Meeting;

(ii) If, and only if, the 2008 Annual Meeting is not scheduled to take place within 30 days before or after the first anniversary date of the 2007 Annual Meeting, such notice shall be delivered before the close of business on the later of (a) the date ninety days prior to the date of the 2008 Annual Meeting or (b) the tenth day following the date on which the date for the 2008 Annual Meeting is first publicly announced or disclosed.

Assuming that the 2008 Annual Meeting occurs within 30 days before or after the first anniversary date of the 2007 Annual Meeting, any such notice given by or on behalf of a shareholder pursuant to these provisions of our By-Laws (and not pursuant to SEC’s Rule 14a 8) must be received no earlier than January 24, 2008 and no later than February 23, 2008.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics applicable to all of our directors and employees, including our principal executive officer, principal financial officer and other employees performing similar functions. A copy of this Code of Conduct and Ethics is available in the “Investor Relations – Corporate Governance” section of our website at http://www.tweisel.com.

We intend to post on our website any amendment to, or waiver from, a provision of our Code of Conduct and Ethics that applies to our principal executive officer, principal financial officer and other persons performing similar functions within five business days following the date of such amendment or waiver.

Reporting of Concerns Regarding Accounting and Other Matters

We have adopted procedures for employees and other interested parties to communicate concerns regarding accounting, internal accounting controls or auditing matters to the Audit Committee of the Board of Directors and other matters to the independent directors.

All such concerns may be communicated either:

•	To the Thomas Weisel Partners Complaint and Incident Reporting Hotline: 888-677-3707. The hotline is staffed 24 hours a day, seven days a week. Callers to the hotline may choose to remain anonymous.
•	To Mark Fisher, the Secretary of the Company, at Thomas Weisel Partners Group, Inc., One Montgomery Street, San Francisco, California 94104, telephone: (415) 364-2500, email: mfisher@tweisel.com.

The Secretary will distribute all communications regarding accounting, internal accounting controls or auditing matters to the Audit Committee prior to each meeting of the Audit Committee and all other communications to the independent directors prior to each executive session of independent directors. If it is unclear whether a communication involves accounting or auditing matters or if it involves both accounting or auditing matters and other matters, the Secretary will direct such communication to both the Audit Committee and the independent directors, with a note to that effect. In each case, except as the Audit Committee or the independent directors may otherwise request, the Secretary will provide original copies or records of all communications along with a summary of the communications. However, depending on the length and number of communications received, the Secretary may provide only a summary of the communications along with the original copy or record of any communications deemed particularly important. The original copies or records of all communications will be available to any Audit Committee member or independent director, as the case may be, upon request. The Secretary will maintain a log of each communication received, the date such communication was distributed to the Audit Committee or the independent directors (and to which of these it was distributed) and whether it was distributed in summary or original form.

The Audit Committee and the independent directors, as the case may be, will determine whether any action or response is necessary or appropriate in respect of a communication. If so, they will take or direct such action as they deem appropriate. The determinations of the Audit Committee and the independent directors in respect of each communication and any further action taken will be recorded in the log maintained by the Secretary. The Secretary or any other person designated by the Audit Committee or the independent directors will report on the status of any further action directed by the Audit Committee or the independent directors on a quarterly basis.

All communications received by the Secretary will be placed in confidential files and will be retained for seven years. These files will be under the direct control of the Audit Committee and the independent directors.

Householding

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs.

If you and others who share your mailing address own our common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in such accounts. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of our proxy statement and annual report have been sent to your address.

We will promptly deliver separate copies of our proxy statement and annual report at the request of any stockholder who is in a household that participates in the householding of our proxy materials. You may send your request by mail to our General Counsel’s office at Thomas Weisel Partners Group, Inc., One Montgomery Street, San Francisco, CA 94104 or by telephone at (415) 364-2500.

Communicating with the Board of Directors

Shareholders may communicate with the Board of Directors, or any committee or member of the Board of Directors, by writing to: Board of Directors, Thomas Weisel Partners Group, Inc., One Montgomery Street, San Francisco, California 94104, Attn: General Counsel’s Office. All such communications are reviewed by our General Counsel and then presented to the Board of Directors at the regularly scheduled meeting of the Board of Directors subsequent to receipt.

By Order of the Board of Directors,

Mark P. Fisher
Secretary

April 11, 2007

Annex A

Proposed Amended and Restated
Thomas Weisel Partners Group, Inc. Equity Incentive Plan

Section 1. Purpose. The purposes of this Equity Incentive Plan (the “PLAN”) are to attract, retain and motivate key employees and directors of and consultants and advisors to Thomas Weisel Partners Group, Inc. (the “COMPANY”) and its Subsidiaries and Affiliates and to align the interests of key employees, directors, consultants and advisors with shareholders with equity-based compensation and enhanced opportunities for ownership of shares of the Company’s common stock.

Section 2. Definitions. The following terms used in the Plan and any agreement entered into pursuant to the Plan shall have the meaning set forth below:

“AFFILIATE” means (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

“AWARD” means any Option, award of Restricted Stock or Restricted Stock units, Performance Award, Other Stock-Based Award, or any other right, interest or grant relating to Shares or other property granted pursuant to the Plan.

“AWARD AGREEMENT” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not be (as determined by the Committee) executed or acknowledged by a Participant as a condition to receiving an Award or the benefits under an Award.

“BOARD” or “BOARD OF DIRECTORS” means the Board of Directors of the Company.

“CHANGE IN CONTROL” means

(a) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an affiliate that, in each case, requires shareholder approval under the laws of the Company’s jurisdiction of organization, unless immediately following such transaction: (i) more than 50% of the total voting power of the surviving entity or the entity that directly or indirectly has beneficial ownership of 95% of the voting securities eligible to elect directors of the surviving entity (a “Parent Entity”), if applicable, is represented by securities of the Company that were outstanding immediately prior to the transaction (or securities into which the Company’s securities were converted or exchanged in such transaction) and such voting power among the holders thereof is in substantially the same proportion as the voting power of such securities among the holders thereof immediately prior to such transaction; (ii) no person (other than any employee benefit plan (or any related trust) sponsored or maintained by the surviving entity or the Parent Entity), is or becomes the beneficial owner, directly or indirectly, of securities of the Parent Entity (or, if there is no Parent Entity, the surviving entity) representing 20% of the total voting power of the securities then outstanding generally eligible to vote for the election of directors of the Parent Entity (or, if there is no Parent Entity, the surviving entity); and (iii) at least a majority of the members of the board of directors (including directors whose election or nomination was approved by at least two-thirds of the incumbent directors of the Board) of the Parent Entity (or, if there is no Parent Entity, the surviving entity) were members of the Board at the time of the Board’s approval of the execution of the initial agreement providing for the transaction;

(b) any event that results in the directors of the Board as of the effective date of the Plan (including directors whose election or nomination was approved by at least two-thirds of the incumbent directors of the Board) failing to constitute at least a majority of the Board; or

(c) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company;

provided, however, that for purposes of (a)(iii) and (b) above no individual initially elected or nominated as a director of the Board as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be included in the calculation of incumbency.

Notwithstanding (a)(ii) above, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the total voting power of securities then outstanding generally eligible to vote for the election of directors of the Parent Entity (or, if there is no Parent Entity, the surviving entity) as a result of the acquisition of securities by the Company which reduces the number of such securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional securities then outstanding generally eligible to vote for the election of directors of the Parent Entity (or, if there is no Parent Entity, the surviving entity) that increases the percentage of such securities beneficially owned by such person, a Change in Control of the Company shall then occur.

“CODE” means the Internal Revenue Code of 1986, as amended.

“COMMITTEE” means the Compensation Committee of the Board, or any successor to such committee, or any other committee of our Board appointed or designated by the Board, in each case, composed of no fewer than two directors each of whom is a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

“COVERED EMPLOYEE” means an individual who is both (i) a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto and (ii) expected by the Committee to be the recipient of compensation (other than “qualified performance based compensation” as defined in Section 162(m) of the Code) in excess of $1,000,000 for the tax year of the Company with regard to which a deduction in respect of such individual’s Award would be allowed.

“DISABILITY” means the disability of a Participant (i) such that the Participant is considered disabled under any long term disability plan of the Company, or otherwise (ii) as determined by the Committee in its sole discretion.

“ELIGIBLE PERSON” means any full time or part time employee (including an officer or director who is also an employee), consultant or advisor of the Company or any Affiliate selected by the Committee. Other than for awards of Incentive Stock Options, “Eligible Person” shall also include any individual to whom an offer of employment has been extended, a member of the Board or a member of the board of directors of a Subsidiary. References to “employment” and related terms in the Plan shall include the provision of services in any capacity.

“FAIR MARKET VALUE” means, with respect to a Share as of any date, (i) the closing sale price per Share, as reported on NASDAQ, or, if different, the principal securities exchange or market on which the Shares are then traded, on such date, or, if no sale of Shares is reported for that date, on the last preceding date on which there was a sale of Shares on NASDAQ or such principal securities exchange or market and (ii), if the Shares are not then traded on any securities exchange or market, the fair market value thereof as determined in good faith by the Committee.

“INCENTIVE STOCK OPTION” means any Option that is intended to qualify for special federal income tax treatment pursuant to Sections 421 and 422 of the Code (or a successor provision thereof) and which is so designated in the applicable Award Agreement. Under no circumstances shall any Option that is not specifically designated as an Incentive Stock Option be considered an Incentive Stock Option.

“INITIAL PUBLIC OFFERING” means the consummation of initial offering of Shares of the Company to the public.

“NON-QUALIFIED STOCK OPTION” means an Option that is not an Incentive Stock Option.

“OPTION” means an option to purchase a Share or Shares granted under the Plan.

“OTHER STOCK-BASED AWARD” means an Award granted pursuant to Section 9 of the Plan.

“PARTICIPANT” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

“PERFORMANCE AWARD” means an Award granted pursuant to Section 10 of the Plan.

“PERFORMANCE PERIOD” means the period of at least twelve months established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are measured.

“PERSON” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.

“RESTRICTED STOCK” means an award of shares which are subject to certain restrictions.

“RETIREMENT” means termination of employment on or after the date the Participant has (i) attained age 65 and completed at least six years of service following the Company’s Initial Public Offering or (ii) completed at least twenty years of service with the Company or its predecessors; provided that with respect to Awards granted prior to May 23, 2007 “Retirement” means termination of employment on or after the date the Participant has (i) attained age 65 and completed at least two years of service following the Company’s Initial Public Offering or (ii) completed at least twelve years of service with the Company or its predecessors.

“SHARE” means a share of common stock of the Company, par value $0.01.

“SUBSIDIARY” means a corporation, limited liability company, partnership or other entity where 50% or more of its outstanding voting securities or other equity interests is owned directly or indirectly by the Company at the time an Award is issued under the Plan.

“SUBSTITUTE AWARD” means an Award granted in assumption of, or in substitution for, an outstanding equity award previously granted by a business or entity all or a portion of which is acquired by the Company or any Affiliate or with which the Company or an Affiliate combines.

Section 3. Administration. (a) The Plan will be administered by the Committee. Subject to and consistent with the provisions of the Plan, the Committee will have full power and authority, in its discretion, and without limitation, to: (i) select Eligible Persons to become Participants; (ii) determine the type and number of Awards to be granted to each Participant; (iii) determine the number of Shares to be covered by each Award; (iv) determine the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, and the acceleration of any such dates; (v) determine the expiration date of any Award; (vi) determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property or canceled, forfeited or suspended and the method or methods by which an Award may be settled, canceled, forfeited or suspended; (vii) determine any other terms and conditions of, and all other matters relating to, Awards; (viii) prescribe Award Agreements (such Award Agreements need not be identical for each Participant) and amendments thereto; (ix) construe, interpret and implement the Plan and the respective Award Agreements entered into pursuant to the Plan; (x) correct any defect, supply any omission and reconcile any inconsistency in the Plan; and (xi) make all other determinations necessary or advisable for administering the Plan. All decisions and determinations of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, beneficiaries, and other persons claiming rights from or through a Participant, and shareholders.

(b) To the fullest extent permitted by law, each member and former member of the Committee and each person to whom the Committee delegates or has delegated authority under this Plan shall have no liability to any Person for any action taken, failure to act or determination made in good faith with respect to this Plan or an Award and shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damage, cost (including attorneys’ fees) and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan or an Award. The foregoing right of indemnification shall not be available to such Committee member or delegate to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of him or her giving rise to the indemnification claim resulted from such person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Committee member or delegate may be entitled under the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

Section 4. Shares Subject to the Plan. (a) Shares to be issued under the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased by the Company in the open market or otherwise. Subject to adjustment made in accordance with Section 12 of the Plan, the maximum number of Shares that may be issued under the Plan will not exceed 6,150,000 Shares. Notwithstanding the foregoing and subject to adjustment as provided in Section 12 of the Plan, no Covered Employee may be granted Awards under the Plan in any calendar year that relate to more than 1,000,000 Shares. The Committee may direct that any stock certificate evidencing Shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such Shares pursuant to the Plan.

(b) Shares subject to an Award (other than a Substitute Award) that is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of Shares to the Participant will again be available for Awards, and Shares withheld in payment of the exercise price or taxes relating to an Award and Shares equal to the number surrendered in payment of any exercise price or taxes relating to an Award shall be deemed to constitute Shares not delivered to the Participant and shall be deemed to again be available for Awards under the Plan. Shares underlying Substitute Awards shall not reduce the number of Shares available for delivery under the Plan.

Section 5. Eligibility. Awards may be granted only to Eligible Persons who are selected to be Participants by the Committee in accordance with the provisions of the Plan. Holders of equity-based awards granted by a business or entity all or a portion of which is acquired by the Company or any Affiliate or with which the Company or an Affiliate combines are eligible to receive Substitute Awards hereunder.

Section 6. Options. The Committee is authorized to grant Options to Participants on the following terms and conditions and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine in its sole discretion.

(a) Exercise Price. The exercise price of each Option granted under the Plan shall be determined by the Committee and shall not be less than the Fair Market Value of a Share on the date of grant of such Option and, once determined and established, shall not be changed or reset by the Committee, except as provided in Section 12 of this Plan.

(b) Term and Termination of Options. The term of each Option, together with the effect of termination of employment or service by a Participant on such term, will be determined by the Committee, but in no event will an Option be exercisable, either in whole or in part, after the expiration of ten years from the date of grant of such Option.

(c) Exercise of Option. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its discretion, specify in the applicable Award Agreement or thereafter (subject to the rights of a Participant provided under Section 17 hereof); provided that each Option granted after the date of the Initial Public Offering to any Participant (i) that is not a non-employee director of the Company shall become exercisable and vested ratably over no less than a four (4)-year term (e.g., the maximum rate of vesting for Participants other than non-employee directors of the Company would be 25% per year, or monthly over a period of four years, or a combination of both, as the Committee may determine) and (ii) that is a non-employee director of the Company shall become exercisable and vested ratably over no less than a four (4)-year term, unless such Option is granted as part of such non-employee director’s regular annual compensation paid in accordance with the Company’s director compensation policy. Unless the applicable Award Agreement otherwise provides, an Option may be exercised from time to time as to all or part of the shares as to which such Award is then exercisable (but, in any event, only for whole shares).

Section 7. Incentive Stock Options. In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company or any Subsidiary) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive Stock Options shall be granted only to participants who are employees of the Company or a Subsidiary of the Company, but, to the extent required under Section 422 of the Code, an Incentive Stock Option may not be granted under the Plan to an employee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporations (as such ownership may be determined for purposes of Section 422(b)(6) of the Code) unless (i) at the time such Incentive Stock Option is granted the option exercise price is at least 110% of the Fair Market Value of the shares subject thereto and (ii) the Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date granted.

Section 8. Restricted Stock and Restricted Stock Unit Awards. The Committee is authorized to grant Restricted Stock and/or Restricted Stock units to Participants.

(a) The Awards granted under this Section 8 shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote Shares underlying Restricted Stock and Restricted Stock units or the right to receive any dividend, other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate; provided that each Award granted after the date of the Initial Public Offering to any Participant (i) that is not a non-employee director of the Company shall vest over no less than a four (4)-year term, ratably (e.g., the maximum rate of vesting for Participants other than non-employee directors of the Company would be 25% per year, or monthly over a period of four years, or a combination of both, as the Committee may determine) and (ii) that is a non-employee director of the Company shall vest over no less than a four (4)-year term, ratably, unless such Award is granted as part of such non-employee director’s regular annual compensation paid in accordance with the Company’s director compensation policy. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in this Plan or the applicable Award Agreement. Unless the applicable Award Agreement provides otherwise, additional shares of Common Stock or other property distributed to the Participant in respect of shares of Restricted Stock or Restricted Stock units, as dividends or otherwise, shall be subject to the same restrictions applicable to such Restricted Stock or Restricted Stock units.

(b) Any Award of Restricted Stock or Restricted Stock units may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares underlying a Restricted Stock Award, such certificate shall be registered in the name of the Participant.

(c) Unless the Committee shall otherwise determine, any certificate issued evidencing shares of Restricted Stock shall remain in the possession of the Company until such shares are free of any restrictions specified in the applicable Award Agreement.

Section 9. Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 9 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 9.

Section 10. Performance Awards.

(a) General. Performance Awards may be denominated as a cash amount, number of Shares, number of Share units having a value equal to an identical number of Shares, or a combination thereof and are awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. In the event that a stock certificate is issued in respect of Performance Awards, such certificates shall be registered in the name of the Participant but shall be held by the Company until the time the performance shares are earned.

(b) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 10. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(c) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing performance goals for such Performance Awards: (i) earnings per share, (ii) return on average common equity, (iii) pre-tax income, (iv) pre-tax operating income, (v) net revenues, (vi) net income, (vii) profits before taxes, (viii) book value per share, (ix) stock price, (x) earnings available to common shareholders, (xi) ratio of compensation and benefits to net revenues and (xii) execution and origination of assignments directly related to the individual covered employee. Such targets may relate to the Company as a whole, or to one or more units thereof, and may be measured over such periods of at least twelve months, as the Committee shall determine. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(d) Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Shares, other Awards or other property, in the discretion of the Committee. Performance Awards will be distributed only after the end of the relevant Performance Period. The Committee may, in its discretion, increase or reduce (subject to the rights of a Participant provided under Section 17 hereof) the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to Paragraph (b) above. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant.

Section 11. Termination of Employment. The following provisions shall apply unless more restrictive provisions are otherwise determined by the Committee or more restrictive provisions are provided by the Committee in the applicable Award Agreement:

(a) Upon a termination of employment as a result of death, Disability or Retirement:

(i) any Award (other than Options) then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable, and

(ii) any Option then held by the Participant will be immediately accelerated and become fully vested and exercisable and will expire on the earlier of (A) the date the option would have expired had the Participant continued in such employment and (B) one (1) year after the date such Participant’s service ceases.

(b) Upon termination of employment by the Company for cause (as determined by the Committee in its sole discretion):

(i) any Award then held by the Participant whose restrictions have not lapsed, which is not exercisable or which is not payable will automatically be forfeited in full and canceled by the Company upon such termination of employment, and

(ii) any Option then held by the Participant, to the extent exercisable, will automatically be forfeited in full and canceled by the Company upon such termination of employment.

(c) Upon a termination of employment by the Company without cause (as determined by the Committee in its sole discretion) within two years following the occurrence of a Change in Control or (ii) upon a termination of employment by the Company without cause (as determined by the Committee in its sole discretion) six months prior to the occurrence of a Change in Control if, in the case of (ii), the Committee reasonably determines in its sole discretion that such termination was at the behest of the acquiring entity (each such termination of employment deemed to be a termination of employment “in connection with” the occurrence of a Change in Control):

(i) any Award (other than Options) then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable, and

(ii) any Option then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable and shall automatically expire on the earlier of (A) the date the Option would have expired had the Participant continued in such employment and (B) one year after the date such Participant’s service ceases, or, in the case of clause (B), in the event the Committee determines the termination was without cause at the behest of the acquiring entity, one (1) year after the date of such determination.

(d) Upon termination of employment for any reason other than those specified in (a),(b) or (c) above:

(i) any Award (other than Performance Awards) then held by the Participant whose restrictions have not lapsed, which is not vested, which is not exercisable or which is not payable will automatically be forfeited in full and canceled by the Company upon such termination of employment,

(ii) any Option then held by the Participant, to the extent exercisable, shall automatically expire on the earlier of (A) the date the Option would have expired had the Participant continued in such employment and (B) one hundred and eighty (180) days (or ninety (90) days in the case of an Option that is intended to qualify as an Incentive Stock Option) after the date the such Participant’s service ceases, and

(iii) any Performance Award then held by the Participant which is not then payable will be paid in accordance with its terms, which terms may provide that the Performance Award be forfeited.

(e) Unless the Committee determines at any time in its sole discretion that this Section 11(e) shall not apply, in the event the Company sells or spins off a portion of its assets or one of its Affiliates and a Participant is determined by the Committee to have a termination of employment as a result of such sale or spin-off, then the Participant shall be permitted to exercise Participant’s Options that are vested and outstanding on the effective date of such termination until the earlier of one (1) year after such termination of employment or the expiration of the Award.

Section 12. Adjustment. In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event, then the Committee shall, in such manner as it shall deem equitable, adjust any or all of (i) the maximum number of Shares that may be issued under the Plan as set forth in Section 4(a) or the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of Shares by which annual per person Award limitations are measured under Section 4(a), (iii) the number and kind of Shares subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award. In addition, the Committee shall, in such manner as it shall deem equitable, make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or Affiliate or other business unit, or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or Affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant. After any adjustment made pursuant to this paragraph, the number of shares subject to each outstanding Award shall be rounded to the nearest whole number.

Section 13. Change in Control. Subject to Section 11 of the Plan and except as otherwise provided in the applicable Award Agreement, upon the occurrence of a Change in Control, the Committee shall determine whether outstanding but unvested or unexercisable Options under the Plan shall become fully vested and exercisable and whether outstanding but unvested, unexercisable or not yet payable Awards (other than Options) under the Plan shall become fully vested, exercisable and payable; provided that all Awards consisting of Restricted Stock units granted in February 2006 in connection with the Initial Public Offering shall become fully vested upon a Change in Control. In addition, upon a Change in Control, the Committee may determine that any or all outstanding Awards granted under the Plan shall be canceled and terminated; provided that, in connection with such cancellation and termination of any Award which is then vested, exercisable or payable, the holder of such Award receives for each Share subject to such Awards a cash payment (or the delivery of Shares, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Share in connection with such transaction and the purchase price per share, if any, under the Award multiplied by the number of Shares subject to such Award; provided further that if such product is zero or less, the Awards will be canceled and terminated without payment therefor.

Section 14. Compliance with Laws; Transferability. (a) The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other securities of the Company are listed or quoted, or compliance with any other obligation or policy of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations or policies of the Company. Nothing herein shall require the Company to list, register or qualify the shares of Common Stock on any securities exchange.

(b) Except as the Committee may otherwise determine from time to time, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative; and (iii) no Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The provisions of this Section 14(b) shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

Section 15. Certain Tax Provisions. (a) The Company and any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award (including, without limitation, FICA tax), and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee. Notwithstanding any other provision of the Plan, only the minimum amount of Shares deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld. For this purpose, Fair Market Value shall be determined as of the date on which the amount of tax to be withheld is determined (and any fractional share amount shall be settled in cash).

(b) If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code, such Participant shall notify the Company of such disposition within ten days thereof.

(c) If a Participant, in connection with the acquisition of Shares under the Plan, is permitted under the terms of the Award Agreement to make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code notwithstanding the continuing transfer restrictions) and the Participant makes such an election, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

Section 16. General Provisions. (a) Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Subsidiary or Affiliate, (ii) interfering in any way with the right of the Company or a Subsidiary or Affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award. Except as expressly provided in the Plan and an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(b) The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have received or executed (if execution is required) an Award Agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

(c) The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended. These powers may include cancellation or forfeiture if a Participant establishes a relationship with a competitor of the Company or engages in activity which is in conflict with or adverse to the interest of the Company, as determined under the Company’s non-competition policy, as in effect from time to time.

(d) The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred, either automatically, or at the election of the Committee or a Participant. Subject to the provisions of the Plan and any Award Agreement, the recipient of the Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash dividends, or cash payments in amounts equivalent to cash dividends on Shares, with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

(e) If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to the extent, but only to the extent, necessary to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(f) Awards may be granted to employees of the Company or any Subsidiary or Affiliate who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to those employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for employees of the Company or any Subsidiary or Affiliate on assignments outside their home country.

(g) Any and all grants of Awards and issuances of Shares under the Plan shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement with the Participant, unless such plan or agreement specifically provides otherwise. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

(h) The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections.

(i) Except as expressly provided therein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the Participant any rights or remedies hereunder or thereunder.

(j) The terms of the Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

(k) Each grantee of an Award recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of the Plan or an Award Agreement).

Section 17. Effective Date; Amendment and Termination. (a) This Amended and Restated Equity Incentive Plan shall become effective upon its approval by the shareholders of the Company on May 23, 2007.

(b) Unless the Plan will have been previously terminated by the Board, the Plan will terminate ten years from the date set forth in Section 17(a). All Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements. The Board will have the right, at any time to suspend, amend, alter, discontinue or terminate the

Plan, provided, however that no such action shall be made without shareholder approval if such approval is required under tax or stock exchange rules and regulations. No termination of the Plan or action by the Board in amending or suspending the Plan may materially impair the rights of a Participant under any outstanding Award, without the consent of the affected Participant, except any such amendment made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations (including but not limited to Section 409A of the Code).

(c) The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any Participant or holder or beneficiary of any Award; provided, however, that, notwithstanding the foregoing in this Section 17(c), no such action shall impair the rights of a Participant or holder or beneficiary under any Award theretofore granted under the Plan.

Section 18. Governing Law. The Plan will be governed by and construed in accordance with the law of the State of New York, without giving effect to principles of conflict of laws.

THOMAS WEISEL PARTNERS GROUP, INC.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE
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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Thomas Weisel Partners Group, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:        TWPGI1      KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THOMAS WEISEL PARTNERS GROUP, INC.
The Board of Directors unanimously recommends
a vote “FOR” proposal numbers 1, 2 and 3.

Vote on Directors 1. Item 1 – Election of Directors – Election of six (6) Members of the Board of Directors:		FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
(01) Thomas W. Weisel (02) Matthew R. Barger (03) Michael W. Brown	(04) B. Kipling Hagopian (05)Timothy A. Koogle (06) Michael G. McCaffery

Vote On Proposals
2. Item 2 – Ratify Appointment of Independent Auditors:
To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007	For ☐	Against ☐	Abstain ☐
3. Item 3 – To Amend the Company’s Equity Incentive Plan	For ☐	Against ☐	Abstain ☐

IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by a duly authorized person.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date

PROXY

ANNUAL MEETING OF STOCKHOLDERS OF
THOMAS WEISEL PARTNERS GROUP, INC.

One Montgomery Street
San Francisco, California 94104

This Proxy is Solicited on Behalf of the Board of Directors of the Company

The undersigned stockholder hereby appoints Thomas W. Weisel, David A. Baylor and Mark P. Fisher, and each of them individually as proxies for the undersigned, each with full power of substitution for and in the name of the undersigned, to act for the undersigned and to vote, as designated on the reverse, all of the shares of common stock of Thomas Weisel Partners Group, Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, or adjournment or postponement thereof, to be held May 23, 2007, at 8:00 a.m., Pacific Time, at One Montgomery Street, 35th Floor, San Francisco, California 94104 to consider and act upon the matters as designated on the reverse side.

Unless otherwise specified in the boxes and space provided, the proxies shall vote in the election of directors for the nominees listed on the reverse side, for the other proposals listed on the reverse side and shall have discretionary power to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors has established the close of business on April 6, 2007, as the record date for the determination of the stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders.

Please date, sign and mail your proxy card as soon as possible

(continued and to be signed on the reverse side)